UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Douglas Dynamics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Douglas Dynamics, Inc.

11270 West Park Place

Milwaukee, WI 53224

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Douglas Dynamics, Inc.:

On behalf of our Board of Directors, you are cordially invited to attend our 2024 annual meeting of stockholders, which will be held on Tuesday, April 23, 2024, at 10:00 a.m. (Central Time) at the Douglas Dynamics principal executive offices located at 11270 West Park Place, Milwaukee, WI 53224, for the following purposes:

1.	Election of two persons to our Board of Directors to hold office until the 2027 meeting of stockholders;
2.	Advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;
3.	Approval of the Company’s 2024 Stock Incentive Plan;
4.	Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2024; and
5.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 1, 2024 as the record date for the determination of the stockholders entitled to notice of, and to vote at, our annual meeting. A proxy statement and proxy card are enclosed. Whether or not you expect to attend our annual meeting, it is important that you promptly complete, sign, date and mail the proxy card in the enclosed envelope so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote your shares at least 10 days prior to the annual meeting, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote on the compensation of our named executive officers.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 23, 2024. The Douglas Dynamics, Inc. proxy statement for the 2024 Annual Meeting of Stockholders and the 2023 Annual Report to Stockholders are available at

http://ir.douglasdynamics.com/financial- information.

We will provide audio access to the annual meeting again this year. Instructions for accessing the live audio presentation of the annual meeting are provided in this proxy statement. Please note that stockholders will not be able to vote or revoke a proxy through the live audio, nor participate actively. As always, we encourage you to vote your shares prior to the annual meeting.

By order of the Board of Directors, Sarah C. Lauber Executive Vice President, Chief Financial Officer and Secretary

Milwaukee, Wisconsin

March 22, 2024

TABLE OF CONTENTS

Notice of 2024 Annual Meeting of Stockholders	1
Proxy Statement	3
Attendance and Voting Matters	3
Election of Directors (Proposal 1)	5
Corporate Governance	8
Stock Ownership of Certain Beneficial Owners and Management	15
Executive Compensation	17
Director Compensation	45
Compensation Committee Report	46
Advisory Vote on the Compensation of Our Named Executive Officers (Proposal 2)	47
Approval of the Company’s 2024 Stock Incentive Plan (Proposal 3)	48
Audit Committee Report	56
Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 4)	57
Stockholder Proposals	58
Cost of Proxy Solicitation	58
Delinquent Section 16(a) Reports	58
Other Matters	58
Annual Report	59
Appendix A Douglas Dynamics, Inc. 2024 Stock Incentive Plan	A-1

PROXY STATEMENT

FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, APRIL 23, 2024

ATTENDANCE AND VOTING MATTERS

Douglas Dynamics, Inc. (“we”, “our”, “us” or “Company”), a Delaware corporation, is mailing this proxy statement and the accompanying form of proxy to stockholders in connection with a solicitation of proxies by our Board of Directors (our “Board”) for use at our 2024 annual meeting of stockholders to be held on Tuesday, April 23, 2024 at 10:00 a.m. (Central Time) at the Douglas Dynamics principal executive offices located at 11270 West Park Place, Milwaukee, WI 53224, and all adjournments or postponements thereof (“Annual Meeting”), for the purposes set forth in the attached Notice of 2024 Annual Meeting of Stockholders. Our common stock is listed on the New York Stock Exchange LLC (“NYSE”) under the symbol PLOW.

Voting at Our Annual Meeting

Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend our Annual Meeting and to vote in person. Presence at our Annual Meeting of a stockholder who has signed a proxy does not in itself revoke that proxy. Any stockholder giving a proxy may revoke it at any time before or at the Annual Meeting by giving notice thereof to us in writing, by attending our Annual Meeting and voting in person or by delivering a proxy bearing a later date.

Voting by Proxy

You may arrange to vote your shares by proxy or by mail following the instructions in the form of proxy card. If you choose to vote by mail, please complete your proxy card and return it to us before our Annual Meeting. We will vote your shares as you direct on your properly executed proxy card. The shares represented by executed but unmarked proxies will be voted (i) FOR the election to our Board of the nominees for director named below, (ii) FOR approval of the compensation of our named executive officers as disclosed in this proxy statement, (iii) FOR approval of the Company’s 2024 Stock Incentive Plan, (iv) FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024, and (v) on such other business or matters as may properly come before our Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the items noted above, our Board has no knowledge of any other matters to be presented for action by our stockholders at the Annual Meeting.

As discussed below, you will not be able to vote your shares or revoke a proxy through the live audio presentation of the Annual Meeting.

Who Can Vote and the Number of Votes You Have

Only holders of record of our common stock at the close of business on March 1, 2024 (the “Record Date”) are entitled to notice of, and to vote at, our Annual Meeting. On the Record Date, 22,983,965 shares of our common stock were outstanding and entitled to vote. Each such share is entitled to one vote on each matter submitted for stockholder approval at our Annual Meeting.

Participants in the Douglas Dynamics, L.L.C. 401(k) Plan (the “401(k) Plan”) who have allocated amounts to the common stock fund in that Plan are entitled to instruct the trustee of the 401(k) Plan how to vote shares allocated to their accounts. To the extent participants do not provide timely directions to the trustee on how to vote the shares allocated to their accounts, the trustee will vote the shares with respect to which proper direction has not been received in the same proportion as those shares for which proper direction has been received.

As discussed below, you will not be able to vote your shares or revoke a proxy through the live audio presentation of the Annual Meeting.

Live Audio Presentation Provided for the Annual Meeting

To listen to the live audio presentation of the Annual Meeting, please dial (833)-634-5024 (or, for international callers, ((412) 902-4205) by phone or visit https://ir.douglasdynamics.com/. Those planning to listen to the live audio presentation should connect at least 10 minutes prior to the planned start of the Annual Meeting. For further questions regarding how to access the Annual Meeting via live audio, please contact Investor Relations at investorrelations@douglasdynamics.com.

We will provide live audio access to the Annual Meeting again this year. You will NOT be able to vote your shares or revoke a proxy through the live audio access, nor ask questions or otherwise participate actively in the Annual Meeting. Therefore, to ensure that every vote is counted at the Annual Meeting, we strongly encourage you to vote by following the instructions on the proxy card mailed to you, or through your broker, bank or other nominee’s voting instruction form.

Required Vote

Proposal 1: Directors are elected by a plurality of the votes cast at our Annual Meeting. To be elected by a “plurality” of the votes cast means that the individuals who receive the largest number of votes are elected as directors. Therefore, any shares not voted, whether by an indication on the proxy card that you wish to “withhold authority,” by a broker non-vote (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors) or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

Proposal 2: The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the advisory vote on compensation of our named executive officers. Abstentions will have the effect of votes against this proposal, but broker non-votes will have no effect on approval of this proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 3: The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required for approval of the Company’s 2024 Stock Incentive Plan. Abstentions will have the effect of votes against this proposal, but broker non-votes will have no effect on approval of this proposal.

Proposal 4: The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required for ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2024. Brokers may vote uninstructed shares for this proposal as it is considered to be a “routine” proposal. Abstentions will have the effect of votes against this proposal.

A quorum of stockholders is necessary to take action at our Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum of stockholders at our Annual Meeting. Votes cast by proxy or in person at our Annual Meeting will be tabulated by the inspector of election appointed for our Annual Meeting. Our Vice President of Finance, Controller & Treasurer will serve as the inspector of election for our Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors, with respect to the advisory vote on the compensation of our named executive officers or for approval of the Company’s 2024 Stock Incentive Plan) will count toward the quorum requirement.

ELECTION OF DIRECTORS
(Proposal 1)

Our Board currently consists of seven members. Our Board is divided into three classes for purposes of election. The director or directors in one class are generally elected at each annual meeting of stockholders to serve for a three-year term and until their successors are duly elected and qualified. Each director elected at our Annual Meeting will hold office for a three-year term expiring at our 2027 annual meeting of stockholders and until his or her successor is duly elected and qualified. Other than the two directors who are nominated for election at our Annual Meeting, our other current directors are not up for election this year and will continue in office for the remainder of their terms. As of the date of this proxy statement, each of the nominees for election has indicated that he or she is able and willing to serve as a director. However, if some unexpected occurrence should require our Board to substitute some other person or persons for one or more of the nominees, it is intended that the shares represented by proxies received and voted for such other candidate or candidates, or not voted, will be voted for another nominee or nominees selected by our Board.

Nominees for Election at the Annual Meeting

The following sets forth certain information, as of the Record Date, about the nominees for election at our Annual Meeting. Each of the nominees is currently a director of our Company.

Director Nominees for Terms Expiring in 2027

Kenneth W. Krueger, 67, has been serving as a director since 2011. He also has served as Chairman of The Manitowoc Company, Inc., a capital goods manufacturer, since March 2016. Previously, he served as interim Chairman, President and Chief Executive Officer of The Manitowoc Company, Inc. from October 2015 through March 2016 and as a director and Chairman of the Audit Committee for that company from 2004 until October 2015. He also has served as a director of Albany International Corp., a global advanced textiles and materials processing company, since December 2016. Mr. Krueger is the Chairman of the Audit Committee of Albany International Corp. From May 2006 until August 2009, Mr. Krueger was the Chief Operating Officer of Bucyrus International, Inc., a global mining equipment manufacturer headquartered in South Milwaukee, Wisconsin. Mr. Krueger also served as Bucyrus International, Inc.’s Executive Vice President from December 2005 until May 2006. Prior to joining Bucyrus International, Inc., Mr. Krueger was Senior Vice President and Chief Financial Officer of A. O. Smith Corporation, a global manufacturer of water heaters in Milwaukee, Wisconsin, from August 2000 until June 2005. Mr. Krueger’s qualifications to serve on our Board include his leadership experience at a publicly traded company and his background in the manufacturing industry as a member of the senior management team at a global manufacturer of mining equipment.

Lisa R. Bacus, 59, has been serving as a director since October 2020. Ms. Bacus served as the Executive Vice President and Global Chief Marketing Officer at Cigna Corporation, a global health care services company, from May 2013 until her retirement in July 2019. Prior to joining Cigna, Ms. Bacus was the Executive Vice President and Chief Marketing Officer at American Family Insurance Group, a property and casualty insurance company. Earlier in her career, Ms. Bacus spent 22 years with Ford Motor Company, where she held a number of executive leadership positions, including Executive Director of Global Market Research and Insights, Executive Director of Global Marketing Strategy, and head of marketing for Ford in Mexico. Ms. Bacus currently serves on the boards of directors of publicly-traded Teradata Corporation and Selective Insurance Group, Inc., as well as the board of privately-held Culver Franchising System, Inc. Ms. Bacus’ qualifications to serve on our Board include her leadership experience at complex global enterprises in multiple industries, her background in marketing, strategic planning and data analytics, as well as her vast multi-cultural and international business experience. In addition to her extensive professional experience, Ms. Bacus contributes to the Board’s diversity.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE FOREGOING NOMINEES FOR ELECTION AS A DIRECTOR.

Directors Remaining in Office Until 2025

Margaret S. Dano, 64, has been serving as a director since 2012. She also has served as a member of the board of directors and the governance and compensation committees of Neenah Paper Inc. (NYSE: NP) since April 2015 and in 2018 retired as the chairman of the board of directors of Superior Industries International, Inc. (NYSE: SUP), a designer and manufacturer of aluminum road wheels for sale to original equipment manufacturers, where she served as lead director since 2010 and as a member of the board of directors since 2007. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International, Inc., from June 2002 until her retirement from that position in 2005. From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell. Before joining Honeywell, Ms. Dano served in executive or management roles with Avery Dennison Corporation, Black & Decker Corporation and General Electric Corporation. Ms. Dano has been a member of the board of directors of Industrial Container Services, a provider of reusable container solutions in the United States, since 2011, and currently serves as lead director and as a member of the compensation committee. She has served on the board of directors and the audit, compensation and governance committees of Fleetwood Enterprises, Inc., and on the board of directors and as lead director and chair of the compensation committee of Anthony International Equipment Services Corp. Ms. Dano’s qualifications to serve on our Board include her leadership experience at publicly traded manufacturing companies and her background in the manufacturing industry as a member of senior management teams with responsibility for global operations.

Donald W. Sturdivant, 63, has been serving as a director since 2010. Since December 2021, Mr. Sturdivant has served as an operating partner with TruArc LLC, a middle market private equity firm. From September 2016 until December 2021, Mr. Sturdivant served as an operating partner with Snow Phipps Group, LLC, predecessor to TruArc LLC. He has served as chairman of the board of directors at Teasdale Latin Foods since June 2019 and previously served as the chairman of the board of directors at Brook & Whittle Corporation from September 2017 to November 2021. He previously served as Chief Executive Officer of FleetPride, Inc., from June of 2015 through March of 2016 and served as a director at FleetPride from 2014 to 2016. Mr. Sturdivant was the Chief Executive Officer of Marietta Corporation from 2009 to 2015. He also served on the board of directors at Serta Simmons Bedding Company from 2010 to 2012. Earlier in his career, Mr. Sturdivant held various executive leadership roles including Chief Operating Officer at Altivity Packaging and Division President roles at Graphic Packaging International and Fort James Corporation. Mr. Sturdivant holds an MBA from the Florida Institute of Technology, and a B.S. from the University of Maine and served as a Chemical Corps Officer in the United States Army. Mr. Sturdivant’s qualifications to serve on our Board include his leadership experience at several publicly held corporations and his background in the manufacturing industry as a member of senior management at a number of manufacturing companies.

Robert L. McCormick, 63, has been serving as our President and Chief Executive Officer and as a director since January 2019. Previously, Mr. McCormick served as our Chief Operating Officer from August 2017 until January 2019. Prior to becoming Chief Operating Officer, Mr. McCormick served as our Executive Vice President and Chief Financial Officer from September 2004 through August 2017, as our Secretary from May 2005 through August 2017, as our Assistant Secretary from September 2004 to May 2005 and as our Treasurer from September 2004 through December 2010. Prior to joining us, Mr. McCormick served as President and Chief Executive Officer of Xymox Technology Inc. from 2001 to 2004. Prior to that, Mr. McCormick served in various capacities in the Newell Rubbermaid Corporation, including President from 2000 to 2001 and Vice President Group Controller from 1997 to 2000. Mr. McCormick has served on the board of directors of Mayville Engineering Company, Inc. (NYSE: MEC) since December 2022. We believe that Mr. McCormick’s experience in various leadership positions both inside and outside the Company, as well as his deep understanding of the Company’s business, operations and strategy, qualify him to serve on our Board.

Directors Remaining in Office Until 2026

Joher Akolawala, 57, has been serving as a director since 2022. Mr. Akolawala has served as Executive Vice President and Chief Financial Officer of Pella Corporation, a privately-held manufacturer of windows and doors, since March, 2020. Prior to joining Pella, Mr. Akolawala was the Senior Vice President, Chief Financial Officer - International of Walgreens Boots Alliance, Inc., a publicly traded pharmaceutical retailer, from November, 2019 to March, 2020. From June, 2014 to October, 2019, Mr. Akolawala served Mondelez International, Inc., a publicly traded multinational food and beverage company (a successor company to Kraft Foods Group), in roles of increasing responsibility, most recently as Senior Vice President, Global Finance. Prior to that, Mr. Akolawala spent nearly 23 years with Kraft Foods Group, where he held a number of senior leadership positions, including Chief Financial Officer, Kraft Grocery; Vice President, Business Systems; and Chief Financial Officer, Kraft Foodservice. Mr. Akolawala’s qualifications to serve on our Board include his leadership experience at complex global enterprises in multiple industries, his extensive background in finance, information technology, cybersecurity, M&A, and strategy, as well as his vast multi-cultural and international business experience. In addition to his extensive professional experience, Mr. Akolawala contributes to the Board’s diversity.

James L. Janik, 67, has been serving as our Chairman since 2014 and as a director since 2004. Mr. Janik served as our Executive Chairman from January 2019 until his retirement as an officer of our Company in April of 2020 Mr. Janik previously served as our President and Chief Executive Officer from 2004 until January 2019. Mr. Janik also served as President and Chief Executive Officer of Douglas Dynamics Incorporated, the entity that previously operated our business, from 2000 to 2004. Mr. Janik was Director of Sales of our Western Products division from 1992 to 1994, General Manager of our Western Products division from 1994 to 2000 and Vice President of Marketing and Sales from 1998 to 2000. Prior to joining us, Mr. Janik was the Vice President of Marketing and Sales of Sunlite Plastics Inc., a custom extruder of thermoplastic materials, for two years. During the 11 prior years, Mr. Janik held a number of key marketing, sales and production management positions for John Deere Company. Mr. Janik has served on the board of directors of Jason Industries L.L.C. since August 2020. Mr. Janik’s qualifications to serve on our Board include his 30 years of experience at our Company, including his 18 years of experience as our and Douglas Dynamics Incorporated’s President and Chief Executive Officer, as well as his depth of experience at businesses affected by weather-related seasonality. This experience, comprehensive knowledge of the snow and ice control equipment industry, and inside perspective of the day-to-day operations of the Company provides essential insight and guidance to our Board and qualifies him to serve as our Chairman.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate. Our bylaws and Corporate Governance Guidelines provide us with the flexibility to combine or separate these roles, and our Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in different individuals or in the same individual depending on our Board’s judgment as to the best interests of our Company.

Previously, Mr. Janik had served in the combined role of Chairman and Chief Executive Officer. In January 2019, Mr. Janik transitioned from his role as our Chief Executive Officer to our Executive Chairman and Mr. McCormick was appointed as our new Chief Executive Officer and as a member of our Board. As a part of this transition, our Board determined that it was in the best interests of our Company for the roles of Chairman and Chief Executive Officer to be separated. In February 2020, Mr. Janik provided, and the Board accepted, Mr. Janik’s notice of retirement as Executive Chairman under the terms of his Employment Agreement, effective immediately following the 2020 annual meeting of stockholders. The Board determined, such that the Company could continue to benefit from his leadership, to elect Mr. Janik as the non-executive Chairman of our Board immediately following the 2020 annual meeting of stockholders. Our Board believes that Mr. Janik remains the person best qualified to serve as our Chairman in light of his having served as our Chairman and Chief Executive Officer, his extensive experience and qualifications with our Company and within our industry and in-depth knowledge of our markets and customer base. Our Board also believes that having Mr. Janik serve as our Chairman allows him to leverage his prior knowledge as our former Chief Executive Officer to provide strategic leadership on our Board.

In the circumstance where the responsibilities of the Chief Executive Officer and Chairman are vested in the same individual, or where the Chairman is not considered independent, the Board will designate a Lead Independent Director from among the independent directors to preside over the executive sessions of the non-employee directors. Our Board has determined that Mr. Janik is not an independent Chairman due to his prior service as an executive officer. Mr. Sturdivant has served as our Lead Independent Director since 2023. Mr. Sturdivant was selected for this position because of his knowledge of and history with our Company as a result of his service on our Board since 2010, including his past leadership role as chair of our Compensation Committee, as well as his extensive leadership and board experience.

Our Lead Independent Director’s responsibilities, as set forth in our Corporate Governance Guidelines, include:

•	presiding at all meetings of the Board in the event of the absence of the Chairman of the Board;

•	presiding at all executive sessions of the independent directors;

•	serving as a liaison between the Chairman of the Board and the independent directors;

•

facilitating information flow and communication among the directors, including approving (i) agendas for meetings of the Board, (ii) scope of information being provided to the directors and (iii) meeting schedules, to ensure allotted time is sufficient for discussion; and

•	being available for consultation and direct communication with major stockholders if requested by such stockholders.

Our Lead Independent Director also has the authority to call meetings of the independent directors.

Our Board believes that this leadership structure currently assists our Board in creating a unified vision for our Company, streamlines accountability for our performance and facilitates our Board’s efficient and effective functioning.

Risk Management and Oversight

Our full Board oversees our risk management process. Our Board oversees a Company-wide approach to risk management, carried out by management. Our full Board determines the appropriate risk for our Company generally, assesses the specific risks we face, including cybersecurity risks and risk related to climate change, and reviews the steps taken by management to manage those risks.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial risks, cybersecurity and is also responsible for overseeing potential conflicts of interests. Cybersecurity is a critical part of risk management for the Company. The Audit Committee appreciates the rapidly evolving nature of threats presented by cybersecurity incidents and is committed to the prevention, timely detection and mitigation of the effects of any such incidents on the Company. With respect to cybersecurity, the Audit Committee receives regular reports from management, including updates on the internal and external cybersecurity threat landscape, incident response, assessment and training activities and relevant legislative, regulatory and technical developments. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the Board. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Environmental, Social and Governance Matters

We believe that sound corporate citizenship and attention to environmental, social and governance (“ESG”) principles are essential to our success. We are committed to operating with integrity, contributing to the local communities surrounding our offices and facilities, promoting diversity, inclusion, equity and belonging, developing our employees, focusing on sustainability and being thoughtful environmental stewards. Our Board provides oversight of management’s efforts around these ESG topics and is committed to supporting the Company’s efforts to operate as a sound corporate citizen. We believe that an integrated approach to business strategy, corporate governance and corporate citizenship creates long-term value. Among the ways in which we have demonstrated our commitment to ESG matters are the following:

●

Commitment to minimizing adverse impacts to the environment, including utilizing recycling programs and energy efficient lighting throughout our facilities. We utilize Environmental Health & Safety (“EHS”) Management Systems that cover aspects of Environmental, Health and Safety such as: Reporting/Record keeping, Health & Safety, Air Quality, Water Quality, Waste Management, Soil & Ground water, Emergency Plan and Preparedness, Community, Facility Permits, Training, and Certification Statements.

●

Promotion of environmental awareness and education throughout all levels of the Company, including evaluating our materials for conflict minerals and holding our suppliers to the highest ethical and quality standards. We are committed to providing world-class products and services that minimize harm to the environment and public health. We look to preserve the environment and will conduct business where feasible in an environmentally, sustainable way.

●

Creation of a strong corporate culture through our Winning Behaviors that promotes the highest standards of ethics and compliance for our business, including a Code of Business Conduct and Ethics that sets forth principles and provides guidance for all our employees, officers and directors to make the right decisions. Our Code of Conduct covers such topics as anti-corruption, discrimination, harassment, privacy, appropriate use of company assets, protecting confidential information and reporting Code of Conduct violations.

●

Prioritizing the health and safety of our workforce. We deliver world-class performance with a focus on preventing incidents and injuries. Health & Safety is fundamental to who we are and we are committed to protecting our people, our communities and our brands. We are committed to the safety of not only our products to our customers, but also in the way we conduct internal operations.

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Commitment to the local communities where our facilities are located, including supporting various non-profits, charities and other community programs throughout the United States, which helps foster employee engagement across our locations.

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Employee development and training opportunities to employees at all levels of the organization, focusing on critical organizational behaviors, leadership capabilities, and job skills. Our dedication to employee development and growth is essential to our organization’s success. We encourage employees to take active ownership of personal development while simultaneously supporting the development others. Our Douglas Dynamics University (DDU) is one of the services provided which supports our dedication to the performance, development, and growth of our talented people. We achieve this through virtual and in-person learning experiences, a focus on balanced development, performance development, and other learning experiences.

●

Our culture contains a continuous improvement mindset and leverages our Douglas Dynamics Management System (DDMS) to educate employees on lean initiatives and to provide them the necessary tools to identify opportunities for waste reduction and significant process improvements.

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Anti-harassment policy that prohibits hostility or aversion towards individuals in protected categories, prohibits sexual harassment in any form, details how to report and respond to harassment issues and strictly prohibits retaliation against any employee for reporting harassment.

●	Commitment to fostering and promoting an inclusive and diverse work environment, including through equal employment opportunity hiring practices, policies and management of employees.

●

We are investing in multiple initiatives focused on identifying diverse talent. These include engaging with recruiting firms, utilizing job-posting sites and collaborating with university programs that specialize in connecting companies like Douglas Dynamics with a diverse array of candidates. Moving forward, we will continue to review and refine our initiatives as we seek to further diversify our workforce.

●	Maintenance of a whistleblower policy providing for confidential reporting of any suspected violations of policy.

●	The Nominating and Corporate Governance Committee assists the Board in its oversight of corporate social responsibilities, significant public policy issues and ESG matters.

Board Meetings

In 2023, our Board held six meetings and the non-management directors of our Board met in executive session four times. Each of the directors currently serving on our Board attended at least 75% of the aggregate number of meetings of the Board held in 2023 and the total number of meetings held by each committee of the Board on which such director served during the period in which the director served on the Board or the applicable committee in 2023. We strongly encourage our directors to attend the annual meeting of stockholders each year. All but one of our directors attended, either virtually or in-person, the annual meeting of stockholders in 2023.

Corporate Governance and Independent Directors

Our Board has in effect Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Guidelines are available, free of charge, on our website, www.douglasdynamics.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission (the “SEC”).

The Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the listing standards of the NYSE. An “independent” director is a director who meets the NYSE definition of independence, as determined by the Board. Pursuant to the Guidelines and the requirements of the NYSE, the Board has affirmatively determined by resolution that none of Messrs. Akolawala, Sturdivant or Krueger or Mses. Dano or Bacus has any material relationship with the Company, and, therefore, each is independent in accordance with the NYSE listing standards. The Board will regularly review the continuing independence of the directors.

The Corporate Governance Guidelines also provide that our directors may not serve on the boards of more than four companies, in addition to our Board, with the additional qualification that directors who are executive officers of public companies may not serve on the boards of more than two other companies, in addition to our Board.

Communications with the Board

Interested persons may contact any individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending a written communication to the Company’s Corporate Secretary at Douglas Dynamics, Inc., 11270 West Park Place, Milwaukee, Wisconsin 53224. Each communication should specify the applicable addressee or addressees as well as the general topic of communication. The Board has instructed the Corporate Secretary to review such correspondence and, in her discretion, not to forward items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate. Concerns about questionable accounting or audit matters or possible violations of the Company’s Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics. A copy of the Code of Business Conduct and Ethics is available on our website (www.douglasdynamics.com).

Board Committees

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by our Board. Copies of each of these charters are available on our website (www.douglasdynamics.com).

Audit Committee

The Audit Committee is currently comprised of Messrs. Akolawala, Sturdivant and Krueger and Mses. Dano and Bacus, and is chaired by Mr. Krueger. Our Board has determined that each of Messrs. Akolawala and Krueger is an “audit committee financial expert” as defined by the SEC. This committee is generally responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; evaluation of our independent registered public accounting firm’s qualifications, independence and performance; review and approval of the scope of our annual audit and audit fee; review of our critical accounting policies and estimates; review of the results of our annual audit and our quarterly consolidated financial statements; oversight of our internal audit function; and oversight of our compliance program, including as related to cybersecurity, with respect to legal and regulatory requirements, policies and procedures for monitoring compliance. The Audit Committee met five times during 2023.

In accordance with Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards of the NYSE, all of our Audit Committee members are independent within the meaning of Rule 10A‑3 under the Exchange Act and the listing standards of the NYSE.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Akolawala, Sturdivant and Krueger and Mses. Dano and Bacus, and is chaired by Ms. Bacus. This committee is generally responsible for oversight of our overall compensation structure, policies and programs; review and approval of the compensation programs applicable to our executive officers; administering, reviewing and making recommendations with respect to our equity compensation plans; and reviewing succession planning for our executive officers. The Compensation Committee met four times during 2023. In accordance with the listing standards of the NYSE, all of our Compensation Committee members are independent within the meaning the listing standards of the NYSE.

Our Compensation Committee’s role and duties are set forth in the Compensation Committee’s charter. Among other things, the Compensation Committee has responsibility to do the following:

•	oversee our overall compensation structure, policies and programs;

•	assess whether our compensation structure establishes appropriate incentives for management and employees;

•	administer and make recommendations to our Board on equity- and incentive-based compensation plans that require approval from our Board;

•

review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation;

•	oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer;

•	approve stock option and other stock incentive awards for executive officers;

•	review and approve the design of other benefit plans pertaining to executive officers;

•	review and recommend employment agreements and severance and change of control arrangements for our executive officers;

•	approve, amend or modify the terms of any compensation or benefit plan that does not require stockholder approval;

•

review and discuss with management our Compensation Discussion and Analysis and related disclosures that SEC rules require be included in our annual report and proxy statement, recommend to our Board based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement and prepare the compensation committee report required by SEC rules for inclusion in our annual report and proxy statement;

•

determine and recommend to our Board a desired frequency, if any, for the advisory stockholder vote on the compensation of our named executive officers (the “say on pay” vote) to be recommended to stockholders at the annual meeting at least once every six years in accordance with applicable law, SEC rules and NYSE listing requirements and prior stockholder votes on this subject;

•	oversee our response to the outcome of stockholder votes on say on pay and the frequency of say on pay; and

•	review and oversee risks associated with our compensation policies and practices.

Under its charter, the Compensation Committee may delegate authority to a subcommittee consisting of no fewer than two members of the Compensation Committee. The Compensation Committee has not delegated its authority as it relates to the compensation of executive officers and does not currently intend to do so. Our executive officers do not currently play a direct role in determining the amount or form of executive officer or director compensation. Our Chief Executive Officer and Chief Financial Officer, however, attend meetings (other than executive sessions) of the Compensation Committee at the invitation of the Compensation Committee, make recommendations to the Compensation Committee concerning compensation of our executive officers (other than themselves) and assist the Compensation Committee in evaluating the performance of our executive officers (other than themselves).

The Compensation Committee has the authority under its charter to retain, obtain the advice of and terminate compensation consultants, outside counsel, other experts and other advisors to assist it. It may, however, select such advisors only after taking into consideration all factors relevant to the advisors’ independence from management, including those specified in the NYSE Listed Company Manual. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any advisor retained by the Compensation Committee, and we provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to advisors retained by the Compensation Committee.

The Compensation Committee has engaged an independent compensation consultant, Frederic W. Cook & Co, Inc. (“FW Cook”), to provide advice in connection with its decisions regarding executive compensation, as described in further detail under “Executive Compensation—Compensation Discussion and Analysis.” In 2023, the Committee engaged FW Cook to provide advice concerning the design of our executive compensation programs and the Committee’s administration of those programs and market practice. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and NYSE listing standards and concluded that FW Cook’s work for the Compensation Committee does not raise any conflict of interest.  Except for this engagement, the Compensation Committee did not otherwise retain a compensation consultant for purposes of determining executive officer and director compensation for 2023, and FW Cook did not provide any other services to our Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Messrs. Akolawala, Sturdivant and Krueger and Mses. Dano and Bacus, and is chaired by Ms. Dano. This committee is generally responsible for recruiting and retaining qualified persons to serve on our Board, including proposing such individuals to our Board for nomination for election as directors; evaluating the performance, size and composition of our Board; establishing procedures for the consideration of Board of Director candidates recommended by the Company’s stockholders; assessing the independence of each member of our Board; reviewing the compensation of directors for service on our Board and its committees and recommend to the full Board changes in compensation; assisting the Board in its oversight of corporate social responsibility, significant public policy issues and ESG matters; providing oversight, guidance and perspective to management regarding the Company’s initiatives, processes, policies, and public disclosures pertaining to ESG matters within the Company’s ESG strategy; reviewing the Company’s significant corporate social responsibility issues, if any, that impact the Company’s ESG strategy, including but not limited to employee health and safety considerations and the environmental impact of the Company’s operations; and overseeing our compliance activities. The Nominating and Corporate Governance Committee met four times during 2023.

The Nominating and Corporate Governance Committee identifies director candidates based upon suggestions by non-employee directors, management members or stockholders. The selection criteria for membership on our Board include, at a minimum, the following: (i) personal and professional ethics and integrity; (ii) specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a publicly traded company; (iii) financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; (iv) educational background; and (v) whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board. The Committee considers these criteria in the context of the perceived needs of the Board as whole and seeks to achieve a diversity of experience, opinion and occupational and personal backgrounds on the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based upon the same criteria as applied to candidates identified by our Board or our management. Under our Bylaws, stockholder nominations of directors must be received by us at 11270 West Park Place, Milwaukee, WI 53224, directed to the attention of the Corporate Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and any such nominations must contain the information specified in our Bylaws. The deadline for submission of nominations for the Annual Meeting has passed. Candidate submissions by stockholders for our 2025 annual meeting of stockholders must be received by us no later than January 23, 2025 and no earlier than December 24, 2024.

Policies and Procedures Governing Related Person Transactions

Our Board has adopted written policies and procedures regarding related person transactions. These policies and procedures require the review and approval of all transactions involving us or any of our subsidiaries and a related person in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year and (ii) a related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity) prior to entering into such transaction.

For purposes of the policy, related persons include our directors, executive officers, 5% or greater stockholders and parties related to the foregoing, such as immediate family members and entities they control. In reviewing such transactions, the policy requires our Audit Committee to consider all of the relevant facts and circumstances available to the Audit Committee, including the extent of the related person’s interest in the transaction and whether the relationship should be continued or eliminated. In determining whether to approve a related party transaction, the standard applied by the Audit Committee is whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and whether or not a particular relationship serves the best interest of our Company and our stockholders. In addition, the policy delegates to the chair of the Audit Committee the authority to pre-approve any transaction with a related person in which the aggregate amount involved is expected to be less than $1,000,000.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Certain Relationships and Related Party Transactions

There were no transactions since December 31, 2022 to which we have been a party in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Significant Stockholders

The following table sets forth the beneficial ownership of our common stock as of the Record Date (or such other date as is indicated) by each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock as of the Record Date (or such other date). Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name of Beneficial Owner	Number of Shares	Percent

Conestoga Capital Advisors LLC(1)	2,339,723	10.2%
Allspring Global Investments Holdings, LLC(2)	2,371,391	10.3%
JPMorgan Chase & Co.(3)	1,904,672	8.3%
BlackRock, Inc.(4)	1,636,995	7.1%
The Vanguard Group(5)	1,353,360	5.9%

(1)         Based on information contained in a Schedule 13G/A filed with the SEC on January 5, 2024, which reports sole voting power for 2,191,913 shares and sole dispositive power for 2,339,723 shares.

(2)         Based on information contained in a Schedule 13G/A filed jointly by Allspring Global Investments Holdings, LLC (“AGIH”), Allspring Global Investments, LLC (“AGI”) and Allspring Funds Management, LLC (“AFM”) with the SEC on January 12, 2024, in which AGIH reports beneficial ownership of 2,371,391 shares, sole voting power for 2,292,182 shares and sole dispositive power for 2,371,391 shares; AGI reports beneficial ownership of 2,368,966 shares, sole voting power for 348,662 shares and sole dispositive power for 2,368,966 shares; and AFM reports beneficial ownership of 1,945,946 shares, sole voting power for 1,943,521 shares and sole dispositive power for 2,425 shares.

(3)         Based on information contained in a Schedule 13G/A filed with the SEC on January 18 2024, which reports sole voting power for 1,805,345 shares and sole dispositive power for 1,904,672 shares.

(4)         Based on information contained in a Schedule 13G/A filed with the SEC on January 26, 2024, which reports sole voting power for 1,610,354 shares and sole dispositive power for 1,636,995 shares.

(5)         Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024, which reports sole voting power for 0 shares, shared voting power for 41,928 shares, sole dispositive power for 1,291,665 shares and shared dispositive power for 61,695 shares.

Executive Officers and Directors

The following table sets forth the beneficial ownership, as of the Record Date, of our common stock by each of our directors, each of our named executive officers (see “Compensation Discussion and Analysis” below), and by all of our current directors and executive officers as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name of Beneficial Owner	Number of Shares	Percentage of Class

Robert L. McCormick(1)	199,600	*
James L. Janik(2)	134,884	*
Sarah C. Lauber	35,647	*
Mark Van Genderen	4,899	*
Joher Akolawala	8,692	*
Linda R. Evans	28,700	*
Donald W. Sturdivant	37,445	*
Kenneth W. Krueger	35,613	*
Margaret S. Dano	33,604	*
Lisa R. Bacus	13,111	*
All current directors and executive officers as a group (11 persons)	532,195	2.316%

*          Denotes ownership of less than 1%.

(1)         Includes shares held by the Robert L. McCormick Revocable Trust.

(2)         Includes shares held by the James L. and Susan S. Janik Revocable Trust.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We are home to some of the most trusted brands in the industry and are a premier North American manufacturer and up‑fitter of work truck attachments and equipment. Our portfolio of products and services is separated into two segments: First, the work truck attachments segment, which includes commercial snow and ice control attachments sold under the FISHER®, WESTERN® and SNOWEX® brands, as well as our vertically integrated products. Second, the work truck solutions segment, which includes manufactured municipal snow and ice control products under the HENDERSON® brand the up‑fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub‑brands.

We believe our business benefits from an exceptional management team that is responsible for establishing our leadership in the industry. Our senior management team has an average of approximately eleven years of weather‑related industry experience and an average of eleven years with our Company. We have sought to establish competitive compensation programs that enable us to attract and retain skillful, experienced and dedicated executive officers as well as to motivate management to maximize performance while building stockholder value.

Our named executive officers for 2023 were Robert L. McCormick, our President and Chief Executive Officer; Sarah C. Lauber, our Executive Vice President - Chief Financial Officer; Linda R. Evans, our Chief Human Resources Officer; and Mark Van Genderen, our President, Work Truck Attachments.

2023 Say on Pay Vote

In April 2023, we held an advisory stockholder vote on the compensation of our named executive officers at our annual stockholders’ meeting. Consistent with the recommendation of our Board, our stockholders approved our executive compensation, with more than 99% of votes cast in favor. The Compensation Committee considered these voting results and, consistent with the strong vote of stockholder approval they represented, elected not to undertake any material changes to our executive compensation programs in response to the outcome of the vote.

Developments Affecting 2023 Compensation

The primary actions that we took in 2023 with respect to the compensation of our named executive officers were the following:

•	The Compensation Committee made decisions regarding the base salaries of each of our named executive officers.

•

The Compensation Committee established performance goals and target awards under our Annual Incentive Plan, as described further below under “Elements of Executive Compensation – Annual Incentive Plan.”

•

The Compensation Committee made annual grants of performance share units and time‑vesting restricted stock units under our Amended and Restated 2010 Stock Incentive Plan (“2010 Stock Plan”), as described further below under “Elements of Executive Compensation – Long-Term Incentive Compensation.”

Other Highlights of Our Compensation Programs

We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our Company, including, in addition to the examples listed above, the following:

•

The key components of our compensation program for our named executive officers for 2023 were base salary, annual cash incentive awards under our Annual Incentive Plan, long‑term incentive awards under our long‑term equity program and other compensation consisting primarily of matching 401(k) contributions, health and welfare benefits, and other perquisites.

•	We pay for performance, offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability, free cash flow and return on net assets.

•

We set compensation programs to focus our named executive officers on both our short- and long‑term Company performance by providing a mix of both short and long-term compensation in the form of our Annual Incentive Plan and our equity compensation program.

•

We do not provide “single trigger” change of control severance, which means that, for an executive officer to receive severance benefits under an employment agreement, in addition to the change in control there must be some adverse change in the circumstances of the executive officer’s employment.

•	Our equity compensation plan does not permit repricing of stock options without stockholder approval.

•	We periodically review our pay practices to ensure that they do not encourage excessive risk taking.

•	We do not guarantee salary increases or bonuses for our executive officers.

Objectives of our Compensation Programs

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building stockholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities as well as to motivate management to maximize performance while building stockholder value.

We compensate our named executive officers through both short-term cash programs, including annual salary and an Annual Incentive Plan, and long-term incentive programs, reflecting a mix of fixed and variable compensation. Although our compensation program provides for a mix of both short and long-term compensation and cash and non‑cash compensation, we do not have any specific policy on those allocations. Our compensation philosophy is centered on providing an opportunity for an executive’s total annual compensation to exceed what we believe is the general market level of compensation for similar executive roles. Our business is subject to variability of earnings due to year‑to‑year variations in snowfall. Accordingly, we have designed our compensation program to provide for a competitive annual salary while offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability and free cash flow. This program aligns named executive officer compensation with our variable earnings model and is intended to differentiate us from our competitors when attracting and motivating our executives.

Role of the Compensation Committee and Management in the Compensation-Setting Process

Our Compensation Committee’s role in reviewing and approving executive compensation includes the duties and responsibilities set forth in the Compensation Committee’s charter. Among other things, the Compensation Committee has responsibility to do the following:

•	oversee our overall compensation structure, policies and programs;

•	assess whether our compensation structure establishes appropriate incentives for management and employees;

•	administer and make recommendations to our Board on equity‑ and incentive‑based compensation plans that require approval from our Board;

•

review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation;

•	oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer;

•	approve stock option and other stock incentive awards for executive officers;

•	review and approve the design of other benefit plans pertaining to executive officers;

•	review and approve employment agreements and severance and change of control arrangements for our executive officers;

•	approve, amend or modify the terms of any compensation or benefit plan that does not require stockholder approval;

•

review and discuss with management our Compensation Discussion and Analysis and related disclosures that the Securities and Exchange Commission (“SEC”) rules require be included in our annual report and proxy statement, recommend to our Board based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement and prepare the compensation committee report required by SEC rules for inclusion in our annual report and proxy statement;

•

determine and recommend to our Board a desired frequency, if any, for the advisory stockholder vote on the compensation of our named executive officers (the “say on pay” vote) to be recommended to stockholders at the annual meeting at least once every six years in accordance with applicable law, SEC rules and New York Stock Exchange (“NYSE”) listing requirements and prior stockholder votes on this subject;

•	oversee our response to the outcome of stockholder votes on say on pay and the frequency of say on pay;

•	review and oversee risks associated with our compensation policies and practices; and

•	select consultants or other advisors only after taking into consideration all factors relevant to that person’s independence from management.

Our Chief Executive Officer recommends base salaries for our executive officers other than himself to the Compensation Committee for its approval and recommends performance targets under the Annual Incentive Plan for approval by the Compensation Committee, as explained in more detail under the section entitled “Annual Incentive Plan” below. Our Chief Executive Officer also negotiates employment agreements with executive officers, subject to review by the Compensation Committee, and makes recommendations to the Compensation Committee with respect to equity awards for our named executive officers other than himself. All compensation elements for our Chief Executive Officer are reviewed and approved by the Compensation Committee.

Role of Benchmarking in the Compensation-Setting Process

As described above under “Objectives of our Compensation Programs,” the Compensation Committee’s goal is to offer competitive compensation to our executive officers. To assist it in setting competitive pay levels and other benefits, the Compensation Committee has periodically engaged FW Cook, an independent compensation consultant. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and NYSE listing standards and concluded that FW Cook’s work for the Compensation Committee does not raise any conflict of interest.

In 2022, the Compensation Committee worked with FW Cook to identify an updated peer group that was used by the Compensation Committee in evaluating and setting compensation and other benefits for our executive officers for 2023. For this review, FW Cook considered peer group data from a group of 16 peer companies as well as broader survey data from a national general industry survey. The 16 peer companies were selected for our peer group based on their reasonable comparability to our Company in terms of size, industry and scope of operations. For size‑related screens, the focus was on ensuring that the peer group was appropriate from both revenue and market capitalization perspectives because we believe that these two metrics are most strongly correlated to compensation levels. The peer companies (the “2022 Peer Group”) were the following:

• Alamo Group Inc.	• Hurco Companies, Inc.
• Astec Industries	• Kadant Corporation
• CECO Environmental Corp.	• Lindsay Corporation
• CIRCOR Int’l	• Mayville Engineering Co.
• Compass Minerals	• Motorcar Parts of America
• Enerpac Tool Group	• Northwest Pipe Co.
• ESCO Technologies	• Standex Int’l
• Federal Signal Corp.	• The Shyft Group

The Compensation Committee considered 2022 Peer Group data as one factor in setting compensation levels in 2023 for our named executive officers, but the 2022 Peer Group data was not the only factor or the determinative factor. Rather, the Compensation Committee also considered the individual named executive officer’s qualifications, experience and level of responsibility, internal pay equity considerations and the collective experience of the members of our Board, Compensation Committee and Mr. McCormick (with respect to the compensation of our other named executive officers), their business judgment and their experiences in recruiting and retaining executives.

Elements of Executive Compensation

The key components of our compensation program for our named executive officers for 2023 were base salary, annual cash incentive awards under our Annual Incentive Plan, long‑term equity incentive awards under our 2010 Stock Plan and other compensation consisting primarily of matching 401(k) contributions, health and welfare benefits and other perquisites. Each component of our compensation program has an important role in creating compensation arrangements that motivate and reward strong performance and in retaining the named executive officers who deliver strong performance.

Base Salary

We pay our named executive officers a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year. In general, the base salary of each executive was initially established through arm’s‑length negotiations at the time the individual was hired, taking into account the individual’s qualifications, experience, level of responsibility, as well as internal pay equity considerations.

In early 2023, the Compensation Committee conducted a review of the base salaries of our named executive officers, taking into account the considerations described above under "—Role of Benchmarking in the Compensation-Setting Process."

Based on this review, in early 2023, the Compensation Committee approved, effective March 1, 2023, base salary increases for each of our named executive officers. The increases were intended to bring the named executive officers’ base salaries closer to the 2022 Peer Group median and, in the case of Mr. Van Genderen, to reflect his appointment to the role of President, Work Truck Attachments. Our named executive officers’ annual base salaries for 2022 and 2023, effective March 1, 2023, as well as the percentage increases, were as follows:

Executive	2022 Annual Base Salary	% Increase for 2023	2023 Annual Base Salary
Robert L. McCormick	$721,000	3.00%	$757,000
Sarah C. Lauber	$450,390	5.00%	$472,910
Linda R. Evans	$292,040	5.00%	$306,642
Mark Van Genderen	$279,115	21.81%	$340,000

The amount of base salary that we actually paid to each of our named executive officers in 2023 can be found in the “Salary” column of the Summary Compensation Table below. Note that the amount of base salary that we actually paid to the named executive officers in 2023 is less than the amount shown in the table above because their base salary increases became effective on March 1, 2023.

Annual Incentive Plan

Our named executive officers, as well as certain other management employees, participate in the Annual Incentive Plan, which provides an opportunity to earn a cash bonus upon achievement of certain performance targets approved by the Compensation Committee. These performance objectives are designed to link management’s focus with overall Company objectives by providing the executive an opportunity to earn additional short‑term compensation. We emphasize variable compensation to provide an opportunity for total annual compensation for our named executive officers to exceed what the Compensation Committee believes, based on its members’ collective experience, business judgment and experiences in recruiting and retaining executives, to be the general market level of compensation for similarly situated executives in the event of superior performance.

The 2023 performance metrics under the Annual Incentive Plan for all of our named executive officers were adjusted operating income and free cash flow, weighted 70% and 30%, respectively. As in 2022, the payouts for Mr. McCormick, Ms. Lauber and Ms. Evans for 2023 were based entirely on our consolidated business results, while Mr. Van Genderen’s performance metrics for 2023 were based 75% on the performance of our Work Truck Attachments segment and 25% on our consolidated performance.

In 2023, adjusted operating income was weighted 70% under the Annual Incentive Plan. This weighting reflects the Compensation Committee’s belief that any incentive compensation should be driven principally by the Company’s profitability. Our management is given discretion to recommend the performance metric or metrics that will comprise the remaining 30% of the annual bonus opportunity. This allows our management to select a metric or metrics that reflect the current focus of our business, which are then submitted by the Chief Executive Officer to the Compensation Committee for approval. Management recommended free cash flow for 2023, based on its use of free cash flow as a primary measure of the Company’s profitability and our ability to pay dividends and its view that free cash flow is influenced to a lesser degree by factors below the operating profit level than some other performance measures.

For 2023, Mr. McCormick had a target bonus level of 100% of his base salary. Each other named executive officer had a target bonus level of 75% of his or her annual base salary. These target potential payment levels were set based on a review of the 2022 Peer Group companies and were based on what the Compensation Committee believed, based on its members’ collective experience, business judgment and experiences in recruiting and retaining executives, to be a competitive level of annual incentive compensation to provide appropriate incentives and retention. The Compensation Committee also established maximum potential payment levels under the Annual Incentive Plan of 200% of annual base salary for Mr. McCormick, and 150% for each other named executive officer, based on a review of 2022 Peer Group company practices. See below for a detailed discussion of our performance metrics and the calculation of payouts for 2023.

For the year ending December 31, 2023, we paid out the following bonuses as a percentage of base salary to our named executive officers:

Name	Payout Based On:	Total Bonus Paid (as a % of base salary)	% Bonus Paid Based on Operating Income	% Bonus Paid Based on FCF
Robert L. McCormick	Consolidated Business	21.5%	21.5%	0.0%
Sarah C. Lauber	Consolidated Business	16.1%	16.1%	0.0%
Linda R. Evans	Consolidated Business	16.1%	16.1%	0.0%
Mark Van Genderen	75% Work Truck Attachments Segment and 25% Consolidated Business	9.5%	9.5%	0.0%

The adjusted operating income metric, as defined in the Annual Incentive Plan, measures the degree by which actual adjusted operating income performance achieves, exceeds or falls short of baseline adjusted operating income. Actual adjusted operating income is defined as earnings before interest, taxes, depreciation and amortization less depreciation, plus other expense, adjusted for non‑recurring expenses, as approved by the Compensation Committee. Baseline adjusted operating income is set annually by the Compensation Committee. For 2023, if actual adjusted operating income fell below 50% of baseline adjusted operating income, no adjusted operating income bonus would be earned. If actual adjusted operating income fell between 50% and 100% of baseline adjusted operating income, adjusted operating income bonus would be reduced linearly for each 1% reduction in actual adjusted operating income below baseline adjusted operating income. If actual adjusted operating income exceeded baseline adjusted operating income, adjusted operating income bonus would be increased linearly for each 1% increase in actual adjusted operating income above baseline adjusted operating income.

For 2023, the Compensation Committee set the baseline adjusted operating income targets under the Annual Incentive Plan based on historical trends and assumptions recommended by management. Specifically, in setting the 2023 baseline targets, we assumed average snowfall, increasing truck sales and a slight improvement in overall economic conditions. For 2023, the baseline adjusted operating income targets and actual adjusted operating income (calculated according to the Annual Incentive Plan as described below) were as follows:

	Target	Actual
Consolidated Business (million)	$87.2	$57.0
Work Truck Attachments Segment (million)	$74.8	$42.5

As a result, based on 2023 performance and the 70% weighting, the payout for the adjusted operating income component of the annual incentive plan was 21.5% of annual base salary for Mr. McCormick (whose payout was based on our consolidated business results), 16.1% of annual base salary for Ms. Lauber (whose payout was based on our consolidated business results), 16.1% of annual base salary for Ms. Evans (whose payout was based on our consolidated business results), and 9.5% of annual base salary for Mr. Van Genderen (whose payout was based 75% on our Work Truck Attachments segment results and 25% on our consolidated business results).

The adjusted operating income that we used for purposes of determining the achievement of the adjusted operating income target under the Annual Incentive Plan was different than the actual operating income for our consolidated business as reported in our financial statements. To arrive at the metric used under the Annual Incentive Plan, we adjusted our operating income (as calculated consistent with United States Generally Accepted Accounting Principles, or U.S. GAAP) by adding back, as consistent with prior years, amortization, stock‑based compensation, severance, restructuring charges, and other legal and consulting expenses.

The following table sets forth the calculation of the 21.5% of annual base salary payout based on adjusted operating income component for Mr. McCormick (dollars in millions):

Comparison of Actual to Target Adjusted Operating Income
Baseline Adjusted Operating Income Target	$87.2
Adjusted Operating Income per Annual Incentive Plan	$57.0
Percentage Below Target	(34.6%)
Effect on Adjusted Operating Income Bonus Level
Payout at Target (Reflecting 70% Weighting)	70%
Payout Below Target Level Due to Performance	(48.5%)
Actual Adjusted Operating Income Payout	21.5%

The following table sets forth the calculation of the bonus payouts as a percentage of annual base salary based on the adjusted operating income component for our other named executive officers (dollars in millions):

	Consolidated Business	Work Truck Attachments Segment
Comparison of Actual to Target Adjusted Operating Income
Baseline Adjusted Operating Income Target	$87.2	$74.8
Adjusted Operating Income per Annual Incentive Plan	$57.0	$42.5
Percentage Below Target	(34.6%)	(43.2%)
Effect on Adjusted Operating Income Bonus Level
Payout at Target (Reflecting 70% Weighting)	52.5%	52.5%
Payout Below Target Level Due to Performance	(36.4%)	(43.0%)
Actual Adjusted Operating Income Payout (as a % of base salary)	16.1%	9.5%

Our free cash flow (“FCF”) is defined as cash generated by operating activities, less net cash used in capital expenditures, adjusted for non‑recurring items, as approved by the Compensation Committee. Target FCF is set annually by the Compensation Committee. Performance is measured by the degree to which FCF achieves, exceeds or falls short of target FCF. Achievement of target FCF results in a bonus as a percentage of base salary equal to bonus target level multiplied by the 30% weighting of the FCF metric. For 2023, achievement of target FCF would result in a bonus of 30.0% of base salary for Mr. McCormick and 22.5% of base salary for all other named executive officers. If the target FCF was achieved, then the target FCF bonus would be earned. If FCF was below the threshold goal, then no FCF bonus would be earned. If FCF was higher than target, then the payout increases linearly for increases in FCF above target FCF, subject to the overall Annual Incentive Plan cap of 200% of base salary for Mr. McCormick, and 150% of base salary for each of our other named executive officers. Since actual FCF was below the threshold level for any payout, there was no payout for this component for the Annual Incentive Plan based on 2023 performance.

	Threshold	Target	Actual
Consolidated Business (million)	$27.5	$37.5	$1.9
Work Truck Attachments Segment (million)	$28.4	$38.7	$0.6

We did not make any adjustments to 2023 FCF as calculated for purposes of the Annual Incentive Plan relative to FCF as reported in our financial statements.

In setting the performance goals under the Annual Incentive Plan, our intention is to provide for challenging and ambitious targets to further our overall goal of increasing stockholder value. Though challenging, we believe the goals are attainable through a collaborative effort by our named executive officers.

The Compensation Committee has the right to review and approve payouts made under the Annual Incentive Plan. The Compensation Committee reviewed the results of the Annual Incentive Plan prior to bonus payments after the completion of the audit of our 2023 results. The Compensation Committee has the authority to modify, suspend or terminate the Annual Incentive Plan at any time.

Long-Term Incentive Compensation

Equity‑Based Compensation

Stock Incentive Plans. Our stockholders most recently approved an amendment and restatement of the 2010 Stock Plan at our annual meeting of stockholders in April 2020. The amendment and restatement extended the term of the 2010 Stock Plan until April 2030 but did not increase the number of shares of common stock reserved for issuance under the 2010 Stock Plan or make any other material changes. The 2010 Stock Plan, which is administered by the Compensation Committee, enables us to grant equity awards to our key employees, including our named executive officers, and our non‑employee directors. We adopted this plan because we believe that long-term performance is achieved through an ownership culture that rewards and encourages long-term performance by our named executive officers though the use of stock‑based awards. As described below under Proposal 3, we are asking our stockholders to approve a new 2024 Stock Incentive Plan under which, if it is approved, we intend to use to grant equity awards to our key employees, including our named executive officers, and our non-employee directors in the future.

Long-Term Equity Program. Under our long-term incentive program, we make annual grants of performance share units and time‑vesting restricted stock units to our executive officers under our 2010 Stock Plan. The Compensation Committee decided to implement our long‑term incentive program because it believes that long‑term incentives are an essential part of our total compensation package, which is intended to promote ownership, higher performance and ultimately higher stockholder return, and in view of its goal for long‑term compensation of furthering four key objectives:

•

Pay for Performance: Emphasize variable compensation that is linked to our performance, as measured by our adjusted earnings per share and return on net assets, in an effort to generate and reward superior corporate performance.

•	Alignment of Interests: Use adjusted earnings per share and return on net assets as the key performance metrics, linking executives’ incentive goals with the interests of our stockholders.

•	Long‑Term Success: Support and reward executives for consistent performance over time and achievement of our long‑term strategic goals.

•

Retention: In a seasonal business model with potential dramatic swings in profitability, attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

In 2023, we granted our named executive officers performance share units that will vest based on our achievement of performance goals over the 2023-2025 performance period, and will be paid out, if earned, shortly after the end of the performance period.

The performance goals for these performance share units are adjusted earnings per share and return on net assets, each weighted 50%. The minimum threshold performance for the performance share units granted in 2023, under which the minimum payout will be earned, is 75% of target for each performance metric (an increase from 70% of target for the 2022 grants to more closely correlate to historical performance), and the maximum threshold performance, over which the maximum payout will be earned, is 120% of target for each performance metric (a decrease from 130% of target for the 2022 grants to more closely correlate to historical performance).

Our Compensation Committee determined the target aggregate value of 2023 stock-based awards for our named executive officers with reference to a percentage of the executive officer’s base salary. The Compensation Committee considered 2022 Peer Group company practices in determining the target award levels under the Long-Term Incentive Plan for each named executive officer. The Compensation Committee set the target award values for each named executive officer as follows: Mr. McCormick—276% of base salary (where prior year target was 230%); Ms. Lauber—135% of base salary (the same as prior year target); Ms. Evans – 75% of base salary (where prior year target was 65%); and Mr. Van Genderen—75% of base salary.

The Compensation Committee chose the mix of performance‑vested versus time‑vested stock grants based on the Company’s historical mix of 40% retention and 60% performance share units, which mix was influenced in part by the Committee’s recognition of the inherent snowfall‑related performance volatility of the Company’s business.

2023-25 Performance Share Units. The performance share units granted in 2023 made up 60% of the total long‑term incentive award opportunity for our named executive officers. The target number of units granted was determined as of the grant date based on the average closing price during the 30 trading days prior to the grant date. The threshold, target and maximum number of performance share units subject to these awards for our named executive officers were as follows:

Name	Threshold	Target	Maximum
Robert L. McCormick	8,021	32,082	64,164
Sarah C. Lauber	2,455	9,819	19,638
Linda R. Evans	885	3,537	7,074
Mark Van Genderen	981	3,922	7,844

The performance goals for the performance share units granted in 2023 are three-year cumulative adjusted earnings per share (“EPS”), weighted 50%, and three-year cumulative return on net assets (“RONA”), weighted 50%. Our EPS is defined as adjusted earnings per share as reported, adjusted for other non-recurring expenses, as approved by the Compensation Committee. Our RONA is defined as cumulative net income for the three fiscal years of the performance period divided by the average of net assets on four distinct dates: the first day of the first fiscal year of the performance period and the last day of each of the three applicable fiscal years in the performance period. For purposes of our RONA definition, net income is defined as adjusted net income as reported, adjusted for other non-recurring expenses, as approved by the Compensation Committee. Also, for purposes of our RONA definition, net assets is defined as current assets, excluding cash, plus net fixed assets, less current liabilities, plus the current portion of long-term debt.

2021-23 Performance Share Units. The performance period for the performance share units granted in 2021 ended in 2023. The performance goals for the performance share units granted in 2021 were three-year cumulative adjusted EPS, weighted 50%, and three-year cumulative RONA, weighted 50%, EPS and RONA had the same definitions as under our 2023-25 performance share units as described above (but relating to the 2021-23 performance period). Although the plan under which the performance share units were granted permits the Compensation Committee to adjust the actual performance results for other non-recurring expenses, no such adjustments were made for the 2021-23 performance period. The performance goals, actual performance and actual payout for the performance share units granted in 2021 were as follows:

	Threshold	Target	Maximum	Actual	Weighting	% Earned
2021-23 Adjusted EPS	$3.26	$6.51	$9.77	$4.52	50.0%	19.4%
2021-23 RONA	40.7%	81.5%	122.2%	55.2%	50.0%	17.8%

Time‑Vesting Restricted Stock Units Granted in 2023. The time‑vesting restricted stock units made up the remaining 40% of the total long‑term incentive award opportunity for our named executive officers for 2023 and vest ratably over the three years following the grant date, contingent on continued employment or a qualifying retirement. The number of units granted was determined as of the grant date based on the average closing price during the 30 trading days prior to the grant date.

Other Compensation

In addition to their base salaries and awards under incentive plans described above, our named executive officers receive matching contributions under our 401(k) plan in the same manner as all of our employees who participate in the plan. During 2023, for our named executive officers we matched 100% of each participant’s pre‑tax contributions up to the first 3.00% of base salary and 50% of such contributions over 3.00% up to 6.00% of base salary up to the maximum allowed by the plan. We also maintain a Company stock fund in the 401(k) plan allowing employees to direct up to 20% of their 401(k) account balance into the fund.

We maintain the Douglas Dynamics Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), in which our named executive officers are eligible to participate, to serve in part as a vehicle to provide replacement benefits to these executive officers. The Deferred Compensation Plan permits us to make discretionary contributions to the accounts of participants, and in 2023 we made annual contributions having an actuarial equivalent value of the annual pension accrual that participants lost as a result of being unable to continue participating in the Douglas Dynamics, L.L.C. Salaried Pension Plan. The amounts that we contributed to the accounts of our named executive officers in 2023 having such an actuarial value are set forth in the column titled “All Other Compensation” in the “Summary Compensation Table.” The Deferred Compensation Plan also permits participants to defer on an elective basis up to 80% of their respective base salaries and up to 100% of their respective bonuses and performance‑based compensation. For further description of the Deferred Compensation Plan, please see below under “—Narrative Disclosure to Non‑Qualified Deferred Compensation for 2023 Table.”

Each named executive officer is also eligible to participate in all other benefit plans and programs that are or may be available to our other executive employees, including any health insurance or health care plan, disability insurance, vacation and sick leave, and other similar plans. In addition, our named executive officers also receive supplemental life and long‑term disability coverage and are eligible for Company-paid or reimbursed executive physicals. Other than the supplemental life and long‑term disability coverage described in this paragraph, our named executive officers received no perquisites in 2023. One of our named executive officers received an executive physical in 2023.

Severance and Change of Control Arrangements

We maintain an employment agreement with each of our named executive officers. Under each of these employment agreements, the named executive officer is eligible for severance benefits. In January 2023, we entered into a new employment agreement with Mr. Van Genderen.

Mr. McCormick’s employment agreement states that, upon a qualifying termination of employment without cause or resignation due to a material breach of the agreement by us prior to a change of control, he would be entitled to receive severance equal to the product of one and one-half multiplied by the sum of his annual base salary plus his target annual bonus.   If Mr. McCormick’s employment is terminated without cause or he resigns with good reason during the 24 months following a change of control, then he would be entitled to receive severance equal to the product of two and one-quarter multiplied by the sum of his annual base salary plus his target annual bonus.   Mr. McCormick would also be eligible for continued coverage under the Company’s benefit plans at the active employee rates for up to 18 months following termination of employment.

Each of Ms. Lauber’s, Ms. Evans’s, and Mr. Van Genderen’s employment agreements state that, upon a qualifying termination of employment without cause or resignation due to a material breach of the agreement by us prior to a change of control, they would be entitled to receive severance equal to the sum of the executive’s annual base salary plus the executive’s target annual bonus.  If Ms. Lauber’s, Ms. Evans’s or Mr. Van Genderen’s employment is terminated without cause or as a result of resignation with good reason during the 24 months following the event of a change of control, then they would be entitled to receive severance equal to the product of one and three-quarters multiplied by the sum of their respective annual base salaries plus their respective target bonuses. Ms. Lauber, Ms. Evans, and Mr. Van Genderen would also be eligible for continued coverage under the Company’s benefit plans at the active employee rates for up to 12 months following termination of employment.

For purposes of the employment agreements, a “change of control” means any time (a) any person, other than certain affiliates, becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities; (b) during any period of two consecutive years, the majority of our Board changes (other than through Board-approved appointments); (c) certain extraordinary transactions involving our company become effective or are consummated; or (d) a sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of our business or assets to an unrelated third party is consummated.  A termination of employment is generally deemed to be for “good reason” under the amended and restated employment agreements if the executive terminates employment following a material reduction in the executive’s base salary, a material adverse change in the executive’s responsibilities or certain required relocations of the executive’s principal place of employment.

In addition to the benefits described above, each of our named executive officers would have been entitled, at the discretion of our Board, to receive a pro‑rated portion of his or her annual bonus under the Annual Incentive Plan if his or her employment were terminated for any reason other than a termination by us for cause or resignation other than for a material breach.

We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to named executive officers. We view these benefits as appropriate for the named executive officers who may not be in a position to readily obtain comparable employment within a reasonable period of time.

Please refer to the discussion below under “—Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements.

Stock Ownership Guidelines

One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our stockholders. We believe that ensuring that executive officers are stockholders and have a significant financial interest in our Company is an effective means to accomplish this objective. Our Board has approved stock ownership guidelines setting levels of ownership of our common stock that our executive officers, including our named executive officers, and our non‑employee directors are expected to satisfy within five years. The ownership requirements are as follows:

Position	Ownership Requirement
Chief Executive Officer	3x Base Salary
Other Executive Officers	2x Base Salary
Non‑Employee Directors	3x Cash Portion of Annual Retainer

Newly appointed executive officers and non‑employee directors (after the effective date of the guidelines) will have until the fifth anniversary of their appointment to satisfy their ownership requirement. Each of our executive officers and non‑employee directors has either satisfied the ownership requirements under the guidelines or has additional time to do so.

Compensation Recovery Policy

During 2023, we adopted an updated compensation recovery policy (“Clawback Policy”) governing the recovery of erroneously awarded incentive-based compensation consistent with the requirements of the SEC and the NYSE. The Clawback Policy replaced our existing compensation recovery policy and provides that, if we are required to prepare a qualifying accounting restatement, then, unless an exception applies, we will recover reasonably promptly the excess of (1) the amount of incentive-based compensation received by a person who served as a covered officer at any time during the applicable performance period during the three completed years immediately preceding the date we are required to prepare the accounting restatement over (2) the amount that would have been received had it been determined based on the restated financials. The Clawback Policy applies to incentive-based compensation received by a covered officer on or after October 2, 2023.

Anti‑Hedging Policy

Because certain forms of hedging or monetization transactions, such as zero cost collars and forward sale contracts involve the establishment of short positions in our securities and limit or eliminate the ability to profit from an increase in the value of our securities, we maintain a policy prohibiting our executive officers and directors from engaging in any hedging or monetization transactions involving our securities.

Tax Deductibility

In designing our 2023 compensation program, the Compensation Committee considered the potential effects of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) on the compensation paid to our named executive officers. Code Section 162(m) generally limits the amount of compensation that a publicly held corporation may deduct in any one year with respect to its covered employees, a group that generally includes the named executive officers, to $1 million. The Compensation Committee reserves the discretion to authorize compensation in excess of the $1 million deduction limit if it believes such payments are appropriate to attract and retain executive talent.

Summary Compensation Table for Fiscal Year Ended December 31, 2023

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non‑Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
Robert L. McCormick	2023	$757,000	$—	$1,464,873	$162,938	$—	$106,062	$2,490,873
President and Chief Executive Officer	2022	$721,000	$—	$2,206,968	$498,211	$—	$113,560	$3,539,739
	2021	$700,000	$—	$1,979,253	$559,300	$—	$100,260	$3,338,813
Sarah C. Lauber	2023	$472,909	$—	$448,298	$76,342	$—	$30,628	$1,028,1773
Executive Vice President, Chief Financial Officer and Secretary	2022	$450,390	$—	$809,175	$233,415	$—	$24,981	$1,517,961
	2021	$415,000	$—	$693,169	$249,000	$—	$22,790	$1,379,959
Linda R. Evans	2023	306,642	$—	$161,500	$49,502	$—	$60,996	$578,640
Chief Human Resources Officer	2022	$292,040	$—	$252,596	$151,350	$—	$58,874	$754,860
	2021	$267,000	$—	$214,595	$160,200	$—	$56,854	$698,649
Mark Van Genderen	2023	$340,000	$—	$179,053	$32,066	$—	$26,114	$577,233
President, Work Truck Attachments

(1)	Reflects salary amounts actually paid during the year indicated.

(2)

Reflects the grant date fair value of stock awards as determined pursuant to Accounting Standards Codification (“ASC”) Topic 718. See Note 14, Stock‑based Compensation in the notes to the consolidated financial statements contained in our Annual Report on Form 10‑K for the year ended December 31, 2023. The amount includes awards that are subject to performance conditions, valued at the grant date based upon the probable outcome of the performance goals pursuant to ASC Topic 718, as follows: Mr. McCormick—$613,203; Ms. Lauber—$187,676; Ms. Evans—$67,605; and Mr. Van Genderen—$74,964. The value of these awards at the grant date assuming that the maximum level of performance conditions would be achieved is as follows: Mr. McCormick—$2,555,010; Ms. Lauber—$781,985; Ms. Evans—$281,687; and Mr. Van Genderen—$312,348.

(3)	Reflects the actual payouts for the 2023, 2022, and 2021 Annual Incentive Plan, respectively.

(4)	There were no above market or preferential earnings on nonqualified deferred compensation.

(5)

Reflects Company contributions to the 401(k) plan, Company contributions to the Douglas Dynamics Nonqualified Deferred Compensation Plan and the cost of Company‑paid insurance premiums and executive physicals. See table below.

Name	401(k) Contribution	Contribution to Deferred Compensation Plan	Company Paid Insurance Premiums	Executive Physicals	Total All other Compensation
Robert L. McCormick	$14,434	$47,904	$43,724	—	$106,062
Sarah C. Lauber	$14,850	—	$10,525	$5,253	$30,628
Linda R. Evans	$14,850	$37,941	$8,205	—	$60,996
Mark Van Genderen	$14,850	—	$11,264	—	$26,114

Grants of Plan‑Based Awards in 2023

	Grant	Estimated Future Payouts Under Non‑Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Awards(4)
Robert L. McCormick	2/14/2023	—	—	—	__	32,082	64,164	—	$613,203
	2/14/2023	—	—	—	—	—	—	21,388	$851,670
		$0	$757,000	$1,514,000	—	—	—	—	—
Sarah C. Lauber	2/14/2023	—	—	—	__	9,819	19,638	—	$187,676
	2/14/2023	—	—	—	—	—	—	6,545	$260,622
		$0	$354,683	$709,365	—	—	—	—	—
Linda R. Evans	2/14/2023	—	—	—	__	3,537	7,074	—	$67,605
	2/14/2023	—	—	—	—	—	—	2,358	$93,896
		$0	$229,982	$459,963	—	—	—	—	—
Mark Van Genderen	2/14/2023	—	—	—	__	3,922	7,844	—	$74,964
	2/14/2023	—	—	—	—	—	—	2,614	$104,089
		$0	$255,000	$510,000	—	—	—	—	—

(1)	Amounts reported above reflect the potential performance based incentive cash payments each executive could earn pursuant to the Annual Incentive Plan for 2023 with the following explanations:

•

Threshold—a minimum level of performance is required to begin earning an incentive. However, the payout can range from $0 up to the maximum payout. Therefore, we have indicated $0 in the threshold column.

•

Target (100% of annual base salary for our CEO, 75% for the other named executive officers)—the performance metrics are established to pay the indicated targeted incentive percentage of base salary for meeting expected performance levels as determined by the plan.

•	Maximum (200% of annual base salary for our CEO, 150% for the other named executive officers)—per the plan documentation, the indicated maximum payout percentage of base salary has been established.

(2)

Represents performance share units granted under our 2010 Stock Plan in February 2023. The performance share units will vest following the end of the 2023-2025 performance period and will be earned based on three-year cumulative EPS and RONA performance, weighted at 50% each.

(3)	Represent grants of shares subject to ratable vesting in three annual installments beginning March 6, 2024.

(4)	Represents grant date fair value as calculated pursuant to ASC Topic 718.

Narrative Disclosure to Summary Compensation Table for Year Ended December 31, 2023 and Grants of Plan‑Based Awards in Year 2023 Table

Certain elements of compensation set forth in the Summary Compensation Table for Fiscal Year Ended December 31, 2023, and Grants of Plan‑Based Awards in 2023 table reflect the terms of employment agreements between us and the named executive officers.

Robert L. McCormick. We are a party to an employment agreement with Mr. McCormick that was amended and restated on October 31, 2022. The agreement generally remains effective until we give or are provided by Mr. McCormick 60 days’ notice of termination. The agreement has no fixed term and will continue until Mr. McCormick’s employment ends. The agreement, as restated as of October 31, 2022, provides for a base salary of $721,000, subject to annual review and adjustment at the discretion of our Board. In addition, following the amendment and restatement of Mr. McCormick’s employment agreement in 2022, Mr. McCormick is eligible to receive an annual performance bonus with a target level of no less than 100% of his base salary.

Sarah C. Lauber. We are party to an employment agreement with Ms. Lauber that was amended and restated on October 31, 2022. The agreement generally remains effective until we give or are provided by Ms. Lauber 60 days’ notice of termination. The agreement provides for a base salary of $450,390 per year, subject to annual review and adjustment at the discretion of our Board. In addition, Ms. Lauber is eligible to receive an annual performance bonus with a target level of no less than 75% of her base salary.

Linda R. Evans. We are party to an employment agreement with Ms. Evans that was amended and restated on October 31, 2022. The agreement generally remains effective until we give or are provided by Ms. Evans 60 days’ notice of termination. The agreement provides for a base salary of $292,040 per year, subject to annual review and adjustment. In addition, Ms. Evans is eligible to receive an annual performance bonus with a target level of no less than 75% of her base salary.

Mark Van Genderen. We are party to an employment agreement with Mr. Van Genderen that was originally entered into on January 6, 2023. The agreement generally remains effective until we give or are provided by Mr. Van Genderen 60 days’ notice of termination. The agreement provides for a base salary of $340,000 per year, subject to annual review and adjustment. In addition, Mr. Van Genderen is eligible to receive an annual performance bonus with a target level as determined by the Board from time to time.

Outstanding Equity Awards at Year End 2023

The following table sets forth for each named executive officer unvested restricted stock and performance share units as of the end of 2023. None of the named executive officers had unexercised stock options as of the end of 2023.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Robert L. McCormick	39,123	(3)	$1,161,171	85,208	$2,528,973
Sarah C. Lauber	12,950	(4)	$384,356	28,864	$856,684
Linda R. Evans	4,351	(6)	$129,138	9,459	$280,743
Mark Van Genderen	3,863	(5)	$114,654	7,333	$217,643

(1)	Based on a market value as of December 29, 2023, of $29.68 per share, which was the closing sale price of a share of our common stock on the last trading day of the year.

(2)	The amounts shown in this column are based on the following target or maximum performance share units, as indicated in the narrative following the table:

Name	Granted March 11, 2021	Granted in 2022	Granted February 15, 2023
Robert L. McCormick	26,436	26,690	32,082
Sarah C. Lauber	9,259	9,786	9,819
Linda R. Evans	2,867	3,055	3,537
Mark Van Genderen	1,198	2,213	3,922

Actual performance with respect to the performance shares granted on March 11, 2021 was trending below target, actual performance with respect to the performance share units granted in 2022 was trending below target, and actual performance with respect to the performance share units granted on February 14, 2023 was trending below target. Consistent with the SEC’s disclosure requirements, we have therefore reported in the columns to which this footnote relates the number of shares that would be earned if target performance were achieved for performance share units granted on March 11, 2021, the number of shares that would be earned if target performance were achieved for performance share units granted in 2022, and the number of shares that would be earned if target performance were achieved for performance share units granted on February 15, 2023. The number of shares, if any, that will be earned and issued under these performance share unit awards is based on cumulative EPS (weighted at 50%) and cumulative RONA (weighted at 50%) over a three-year performance period from 2021-2023, in the case of the 2021 grants, over a three-year performance period from 2022-2024, in the case of the 2022 grants, and over a three-year performance period from 2023-2025, in the case of the 2023 grants. Any shares earned will be issued shortly after end of the performance period.

(3)	18,935 shares will vest on March 6, 2024, 13,059 shares will vest on March 6, 2025, and 7,129 shares will vest on March 6, 2026.

(4)	6,413 shares will vest on March 6, 2024, 4,356 shares will vest on March 6, 2025, and 2,181 shares will vest on March 6, 2026.

(5)	1,630 shares will vest on March 6, 2024, 1,362 shares will vest on March 6, 2025, and 871 shares will vest on March 6, 2026.

(6)	2,101 shares will vest on March 6, 2024, 1,464 shares will vest on March 6, 2025, and 786 shares will vest on March 6, 2026.

Option Exercises and Stock Vested in Fiscal 2023

The table below sets forth the number of shares of stock acquired by our named executive officers upon the vesting of equity awards during 2023. There were no option exercises in 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Robert L. McCormick	21,148	$793,473
Sarah C. Lauber	7,804	$292,806
Linda R. Evans	2,378	$89,211
Mark Van Genderen	758	$28,440

(1)	Amounts represent the product of the number of shares acquired on vesting and the closing market price of the shares on the vesting date.

Pension Benefits

We did not maintain a defined benefit pension plan during the year ended December 31, 2023.

Non‑Qualified Deferred Compensation for 2023

The following table sets forth information for the year ended 2023 regarding the Douglas Dynamics Nonqualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings (Losses) in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
Robert L. McCormick	$—	$47,904	$73,581	$—	$692,994
Sarah C. Lauber	$—	$—	$—	$—	$—
Linda R. Evans	$75,675	$37,941	$259,329	$—	$1,615,930
Mark Van Genderen	$—	$—	$—	$—	$—

(1)	All of the amounts shown in the “Registrant Contributions in Last FY” column are included in the “All Other Compensation” column of the “Summary Compensation Table” for the last completed fiscal year.

(2)

Includes the following amounts reported in the “Summary Compensation Table” for years prior to the last completed fiscal year: Mr. McCormick—$571,509; Ms. Lauber—$0; Ms. Evans—$1,242,985; and Mr. Van Genderen—$0.

Narrative Disclosure to Non‑Qualified Deferred Compensation for 2023 Table

Since 2012, we have maintained a deferred compensation plan, the Douglas Dynamics Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Amounts deferred under the Deferred Compensation Plan during 2023 are included in the table above. We adopted the Deferred Compensation Plan in conjunction with our decision to freeze or reduce the rates of benefit accruals under the Douglas Dynamics, L.L.C. Salaried Pension Plan, which was a tax-qualified pension plan. The Douglas Dynamics, L.L.C. Salaried Pension Plan was subsequently terminated in 2019. As a result of the freezing or reduction of the rates of benefit accruals under the tax‑qualified pension plan, the tax‑qualification rules under the Code applicable to the plans no longer permitted certain of our highly compensated employees, including our named executive officers, to continue to accrue benefits under the tax-qualified plan. Accordingly, the Deferred Compensation Plan was adopted in part to serve as a vehicle to provide replacement benefits to these executive officers.

The Deferred Compensation Plan permits us to make discretionary contributions to the accounts of participants, and in 2023 we made annual contributions having an actuarial equivalent value of the annual pension accrual that participants lost as a result of being unable to continue participating in the Douglas Dynamics, L.L.C. Salaried Pension Plan. The Deferred Compensation Plan also permits participants to defer on an elective basis up to 80% of their respective base salaries and up to 100% of their respective bonuses and performance‑based compensation.

The amounts allocated under the Deferred Compensation Plan in any year are credited to a bookkeeping account to be maintained in the name of that participant under the Deferred Compensation Plan. Participants in the Deferred Compensation Plan are immediately and fully vested in their Deferred Compensation Plan account. Deferred Compensation Plan participants’ accounts are credited with a deemed investment return determined as if the account were invested in one or more investment alternatives selected by the Company for corporate‑owned life insurance policies that we intend to use to fund our obligations under the Deferred Compensation Plan.

Allocations of our contributions and amounts deferred by participants under the Deferred Compensation Plan, if any, and deemed investment returns to a participant’s Deferred Compensation Plan account are generally not subject to Federal income tax, and we will not receive a deduction for the amounts deferred or allocated to a participant’s account, until those amounts are distributed pursuant to the Deferred Compensation Plan.

We will distribute the balance of a participant’s Deferred Compensation Plan account attributable to our contributions upon the later of the participant’s separation from service or age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). We will distribute the balance of the participant’s Deferred Compensation Plan account attributable to employee contributions upon the participant’s separation from service, whether or not the participant has attained age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). The distribution will be in a lump sum or up to ten installments, as elected by the participant, except that the distribution will automatically be made in a lump sum in the case of a hardship distribution or if the participant’s account balance is less than $25,000 at the time a separation from service. Participants also may elect in advance to have all or a portion of their own contributions distributed prior to a separation from service upon a designated date, subject to requirements specified in the Deferred Compensation Plan. Such distributions may be made in a lump sum or in up to five installments. Our obligations to make distributions under the Deferred Compensation Plan are our general, unsecured obligations and rank equally with our other unsecured and unsubordinated indebtedness.

Potential Payments upon Termination or Change of Control

The information below describes certain compensation and benefits to which our named executive officers are entitled in the event their employment is terminated under certain circumstances and/or a change of control occurs. See the table at the end of this section for the amount of compensation and benefits that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on December 31, 2023 assuming a market value of our common stock on December 29, 2023, of $29.68 (which was the closing sale price of a share of our common stock on the last trading day of the year) given the named executive officers’ compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Involuntary Termination Without Cause or Resignation Due to Material Breach

As described above, we or our affiliates are party to employment agreements with each of our currently serving named executive officers. Under the employment agreements with our currently serving named executive officers, if we terminate the executive’s employment without Cause (as defined below), or if the executive were to terminate his or her employment due to a Material Breach (as defined below) by us, in each case prior to a change of control, the executive would be entitled to receive severance benefits.

Mr. McCormick’s employment agreement states that, upon a qualifying termination of employment without Cause or resignation due to a Material Breach prior to a change of control, he would be entitled to receive severance equal to the product of one and one-half multiplied by the sum of his annual base salary plus his target annual bonus. If Mr. McCormick’s employment is terminated without Cause or he resigns with good reason during the 24 months following a change of control, then he would be entitled to receive severance equal to the product of two and one-quarter multiplied by the sum of his annual base salary plus his target annual bonus. Mr. McCormick would also be eligible for continued coverage under the Company’s benefit plans at the active employee rates for up to 18 months following termination of employment.

Ms. Lauber’s, Ms. Evans’s, and Mr. Van Genderen’s employment agreements state that, upon a qualifying termination of employment without Cause or resignation due to a Material Breach prior to a change of control, they would be entitled to receive severance equal to the sum of the executive’s annual base salary plus the executive’s target annual bonus. If Ms. Lauber’s, Ms. Evans’s or Mr. Van Genderen’s employment is terminated without Cause or as a result of resignation with good reason during the 24 months following the event of a change of control, then they would be entitled to receive severance equal to the product of one and three-quarters multiplied by the sum of their respective annual base salaries plus their respective target bonuses. Ms. Lauber, Ms. Evans and Mr. Van Genderen would also be eligible for continued coverage under the Company’s benefit plans at the active employee rates for up to 12 months following termination of employment.

Under the employment agreements with the named executive officers, “Cause” means the occurrence or existence of any of the following with respect to an executive, as determined in good faith by a majority of the disinterested members of our Board: (a) a material breach by the executive of any of his or her material obligations under the employment agreement which remains uncured after the lapse of 30 days following the date that we have given the executive written notice thereof; (b) a material breach by the executive of his or her duty not to engage in any transaction that represents, directly or indirectly, self‑dealing with us or any of our respective affiliates which has not been approved by a majority of the disinterested members of our Board, if in any such case such material breach remains uncured after the lapse of 30 days following the date that we have given the executive written notice thereof; (c) the repeated material breach by the executive of any material duty referred to in clause (a) or (b) above as to which at least two written notices have been given pursuant to such clause (a) or (b); (d) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving us; (e) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (f) intentional infliction of any damage of a material nature to any of our property; or (g) the repeated non‑prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non‑controlled substance which, in any case described in this clause, our Board reasonably determines renders the executive unfit to serve us as an officer or employee.

Under the employment agreements with our named executive officers, the executive has the right to terminate his employment if (a) we fail to perform a material condition or covenant of the employment agreement that remains uncured after an applicable cure period or (b) we repeatedly fail to perform a material condition or covenant of the employment agreement as to which at least two written notices have been given by the executive (each of clause (a) and (b), a “Material Breach”).

Each of the named executive officers is subject to a non‑competition obligation that prevents the executive officer from working for our competitors, a non‑solicit obligation that prevents the executive officer from soliciting our customers or employees and a confidentiality obligation, in each case for two years after termination of employment.

Termination due to Death, Disability or Retirement

Under the employment agreements, if the executive’s employment terminates due to death, Disability (as defined below) or retirement, the executive would generally not be entitled to severance benefits except as follows. In the event of an executive’s death, we would be obligated to continue coverage of such executive’s dependents (if any) under all benefit plans and programs for a period of six months at no charge to the dependents. Our restricted stock units granted to our named executive officers also provide for continued vesting upon retirement after age 65 or after age 55 with ten years of service. The performance share units that we granted to the named executive officers in 2021, 2022 and 2023 also provide for potential full vesting upon a retirement at least six months after the grant date, contingent on actual performance through the end of the performance period, and potential pro rata vesting at the target level upon a termination as a result of death or disability at least six months after the grant date. Upon retirement, Mr. McCormick would be entitled to participation in our retiree health insurance program on the same terms and conditions as other eligible retirees whose employment commenced prior to 2004 under an eligibility waiver.

Under the employment agreements, “Disability” means a disability that renders the executive unable to perform the essential functions of his position, even with reasonable accommodation, for a period of 60 consecutive days or for 90 days within any 180-day period.

Change of Control

Restricted Stock and Restricted Stock Units. Under the terms of the 2010 Stock Plan, in the event of a change of control (as defined below), the Compensation Committee or our Board, in its discretion, may, among other alternatives, accelerate the vesting of all of the then‑unvested shares of restricted stock held by each of our named executive officers. Under the terms of the restricted stock unit award agreements, the vesting of then‑unvested restricted stock units that are continued, assumed or substituted in the change of control will not automatically accelerate unless the executive’s employment is terminated other than for serious misconduct or the executive resigns for good reason within 24 months after the change of control. If the restricted stock units are not continued, assumed or substituted, then vesting will be accelerated upon the change of control.

Performance Share Units. Under the terms of the 2010 Stock Plan, in the event of a change of control (as defined below), the Compensation Committee or our Board, in its discretion, may, among other alternatives, accelerate the vesting of all of the then‑unvested performance share units held by each of our named executive officers. Under the terms of the performance share unit award agreements, the vesting of then unvested performance share units that are continued, assumed or substituted in the change of control will not automatically accelerate unless the executive’s employment is terminated other than for serious misconduct or the executive resigns for good reason within 24 months after the change of control, but they will be converted into time-vesting restricted stock units at the target level if the change of control occurs within the first year of the performance period or at the actual performance level if the change of control occurs after the first year. If the performance share units are not continued, assumed or substituted in the change of control, the performance share units will become earned and vested (a) assuming target performance if the change of control occurs within the first year of the performance period; or (b) at actual performance through the date of the change of control if the change of control occurs on or after the first year of the performance period.

For purposes of the 2010 Stock Plan, a “change of control” means any time (a) any person, other than certain affiliates, becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities; (b) during any period of two consecutive years, the majority of our Board changes (other than through Board‑approved appointments); (c) certain extraordinary transactions involving our Company become effective or are consummated; or (d) a sale, transfer or any other disposition (including, without limitation, by way of spin‑off, distribution, complete liquidation or dissolution) of all or substantially all of our business and/or assets to an unrelated third party is consummated.

The table below sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive’s employment had terminated on December 31, 2023 and/or that a change of control had occurred on that date, and assuming that the vesting of all unvested restricted stock, restricted stock unit and performance share unit awards was accelerated upon a change of control.

Name	Termination without cause or resignation for material breach prior to a change of control	Termination due to death	Termination due to disability	Termination due to retirement	Change of control without termination of employment	Change of control and related qualifying termination of employment
Robert L. McCormick
Severance	$2,358,237	—	—	—	—	$3,493,737
Dependent COBRA Coverage	—	$9,780	—	—	—	—
Annual Incentive Plan Bonus	—	$162,938	$162,938	—	—	—
Restricted Stock and Units(1)	—	—	—	—	$1,161,171	—
Performance Share Units(1)	—	—	—	—	$1,666,032	—
Sarah C. Lauber
Severance	$852,966	—	—	—	—	1,473,659
Dependent COBRA Coverage	—	$9,780	—	—	—	—
Annual Incentive Plan Bonus	—	$76,342	$76,342	—	—	—
Restricted Stock and Units(1)	—	—	—	—	$384,356	—
Performance Share Units(1)	—	—	—	—	$556,175	—
Linda R. Evans
Severance	$559,679	—	—	—	—	$962,147
Dependent COBRA Coverage	—	$9,780	—	—	—	—
Annual Incentive Plan Bonus	—	$49,502	$49,502	—	—	—
Restricted Stock and Units(1)	—	—	—	—	$129,138	—
Performance Share Units(1)	—	—	—	—	$184,502	—
Mark Van Genderen
Severance	$621,114	—	—	—	—	$1,067,365
Dependent COBRA Coverage	—	$9,780	—	—	—	—
Annual Incentive Plan Bonus	—	$32,066	$32,066	—	—	—
Restricted Stock and Units(1)	—	—	—	—	$114,654	—
Performance Share Units(1)	—	—	—	—	$149,928	—

(1)

Based on a market value as of December 29, 2023, of $29.68 per share, which was the closing sale price of a share of our common stock on the last trading day of 2023. Includes unvested shares of restricted stock or restricted stock units that were unvested as of December 31, 2023.

Risk Assessment of our Compensation Policies and Practices

On an annual basis, our senior management team reviews all of our compensation policies and practices, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company. Management then reviews its findings with our Compensation Committee. Based on the most recent review, management and our Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. Specifically, management and our Compensation Committee took into consideration as part of its review the fact that the compensation programs contain many design features that mitigate the likelihood of inducing excessive risk‑taking behavior. These features include a balance of fixed and variable compensation, with variable compensation tied both to short‑term objectives and the long‑term value of our Company, and multiple metrics in our incentive programs that balance profitability, cash management and other key business objectives.

Pay Ratio

As required by Item 402(u) of Regulation S‑K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. McCormick, our chief executive officer. For the year ended December 31, 2023:

•	the annual total compensation of our median employee was reasonably estimated to be $62,513.

•	the annual total compensation of Mr. McCormick was $2,490,873.

•	Based on this information, the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employees is estimated to be 39.85 to 1.

We identified our median employee by examining wages reported in Box 1 on Form W‑2 for all individuals employed by us on December 31, 2023, whether full‑time, part‑time, or on a seasonable basis, except that, in reliance on the “de minimis” exemption, we excluded from our employee population any employee located in China. As of December 31, 2023, we had 14 employees located in China, which constituted less than 5% of our 1,885 total employees. The total number of our U.S. employees on December 31, 2023, irrespective of the de minimis exception, and used for the de minimis calculation, was 1,871, and the total number of our non-U.S. employees on December 31, 2023, irrespective of the de minimis exception was 14.

To identify our median employee, we annualized wages for all permanent employees who were hired after January 1, 2023, as permitted by SEC rules. Once we identified our median employee, we added together all of the elements of such employee’s compensation for 2023 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table. To calculate our ratio, we then divided Mr. McCormick’s annual total compensation reported in the Summary Compensation Table by the annual total compensation of our median employee.

Pay Versus Performance Disclosure

We are providing the following disclosure comparing our named executive officer (“NEO”) compensation to company performance pursuant to the SEC rules relating to Section 14(i) of the Securities Exchange Act of 1934. The table below sets forth our pay versus performance disclosure in accordance with Item 402(v) of the SEC’s Regulation S-K.

Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (c)	Average Summary Compensation Table Total for Non-PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e)	Total Share- holder Return (f)	Peer Group Total Shareholder Return (g)	Net Income (millions) (h)	Adjusted EBITDA (millions) (i)
2023	$2,490,873	$455,862	$728,017	$342,675	$95.58	$150.31	$23.7	$68.1
2022	$3,539,739	$3,351,817	$1,140,702	$1,105,461	$112.00	$130.60	$38.6	$86.8
2021	$3,338,813	$2,876,666	$1,040,747	$941,902	$117.22	$166.50	$30.7	$79.5
2020	$2,156,264	$1,137,567	$835,452	$488,272	$124.71	$146.44	$(86.6)	$74.9
2019	$1,987,820	$2,516,827	$836,889	$1,176,353	$156.28	$123.72	$49.2	$108.1

(a)

Although the SEC’s rules require the disclosure to cover only the four most recent fiscal years in this second year of the new requirements, we are voluntarily disclosing five years (2023, 2022, 2021, 2020, and 2019).

(b)	The principal executive officer (“PEO”) is Mr. McCormick for 2019, 2020, 2021, 2022, and 2023.

(c)

Compensation actually paid is adjusted from summary compensation table total compensation for changes in fair value of outstanding unvested stock during period plus dividends on unvested stock. See additional detail below. The amounts shown for years prior to 2023 have been adjusted from the amounts shown in our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2023 to reflect the treatment of certain awards as vested, solely for purposes of the compensation actually paid calculation, when the award holder reaches retirement eligibility under the terms of the award.

(d)	Includes Ms. Lauber for 2019, 2020, 2021, 2022 and 2023; Ms. Evans for 2021, 2022 and 2023; Mr. Van Genderen for 2023; and Keith Hagelin for 2019, 2020, 2021 and 2022.

(e)

Average of (d) adjusted for same items as PEO in (c). The amounts shown for years prior to 2023 have been adjusted from the amounts shown in our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2023 to reflect the treatment of certain awards as vested, solely for purposes of the compensation actually paid calculation, when the award holder reaches retirement eligibility under the terms of the award.

(f)

Assumes $100 invested on market close on December 31, 2018 through end of the fiscal year for which Total Shareholder Return (“TSR”) is being calculated. TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(g)

Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Russell 2000, which comprises the same issuers we use for purposes of Item 201(e)(1)(ii) of Regulation S-K.

(h)	Net income pursuant to U.S. GAAP

(i)

Represents our company selected measure – Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, pension termination costs, stock based compensation, severance, restructuring charges, loss on disposal of fixed assets related to facility relocations, litigation proceeds, certain non-cash purchase accounting expenses, impairment charges, expenses related to debt modifications, loss on extinguishment of debt, and incremental costs related to the COVID-19 pandemic.

To calculate compensation actually paid (“CAP”), the following amounts were deducted from and added to Summary Compensation Table (“SCT”) total compensation:

Adjustments to Determine Compensation “Actually Paid” for PEO	2023	2022	2021	2020	2019
Deduction for amounts reported under the “Stock Awards” column in the SCT	$(1,464,873)	$(2,206,968)	$(1,979,253)	$(944,935)	$(779,720)
Deduction for amounts reported under the “Option Awards” columns in the SCT	$0	$0	$0	$0	$0
Increase for fair value of awards granted during year that remain unvested as of year end	$457,053	$1,509,433	$815,746	$118,400	$742,399
Increase for fair value of awards granted during year that vest during year	$639,074	$511,341	$717,039	$363,808	$320,906
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	$(1,738,610)	$(53,351)	$(132,531)	$(575,748)	$225,441
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	$8,010	$(13,534)	$59,877	$0	$0
Deduction of fair value of awards granted prior to year that were forfeited during year	$0	$0	$0	$0	$0
Increase based upon incremental fair value of awards modified during year	$0	$0	$0	$0	$0
Increase based on dividends or other earnings paid during year prior to vesting date of award	$64,336	$65,157	$56,975	$19,868	$19,981
Total Adjustments	$(2,035,010)	$(187,922)	$(462,147)	$(1,018,607)	$529,007

Adjustments to Determine Compensation “Actually Paid” for Non-PEO NEOs	2023	2022	2021	2020	2019
Deduction for amounts reported under the “Stock Awards” column in the SCT	$(262,951)	$(520,176)	$(445,224)	$(267,501)	$(196,932)
Deduction for amounts reported under the “Option Awards” columns in the SCT	$0	$0	$0	$0	$0
Increase for fair value of awards granted during year that remain unvested as of year end	$172,663	$433,954	$280,727	$152,678	$263,651
Increase for fair value of awards granted during year that vest during year	$23,485	$57,864	$58,132	$29,934	$25,965
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	$(334,006)	$(17,426)	$(38,913)	$(239,265)	$225,282
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	$4,185	$(6,204)	$29,330	$(29,669)	$8,417
Deduction of fair value of awards granted prior to year that were forfeited during year	$0	$0	$0	$0	$0
Increase based upon incremental fair value of awards modified during year	$0	$0	$0	$0	$0
Increase based on dividends or other earnings paid during year prior to vesting date of award	$11,282	$16,747	$17,103	$6,643	$13,081
Total Adjustments	$(385,342)	$(35,241)	$(98,845)	$(347,180)	$339,464

Required Tabular Disclosure of Most Important Measures to Determine 2023 CAP

The four performance measures listed below represent the most important financial performance measures used to link CAP for 2023 as further described in our Compensation Discussion and Analysis.

Most Important Performance Measures
Adjusted EBITDA
FCF
Adjusted EPS
RONA

Graphical Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results

The following graphics provide a description of the relationships between CAP and certain financial performance measures.

DIRECTOR COMPENSATION

In 2023, compensation for our non‑employee directors consisted of the following:

•	annual cash retainer fee for all outside directors of $75,000;

•	additional retainer fee of $110,000 in the form of fully vested restricted stock units;

•	additional cash retainer fee for our lead director of $25,000;

•	additional cash retainer fee for our Audit Committee chairman of $15,000;

•	additional cash retainer fee for our Compensation Committee chairman of $12,500;

•	additional cash retainer fee for our Nominating and Corporate Governance Committee chairman of $10,000; and

•	additional cash retainer fee for our chairman of the Board of $75,000.

We also reimburse all directors for out‑of‑pocket expenses incurred in connection with attendance at Board and committee meetings. The restricted stock units are granted annually at the first quarter Nominating and Corporate Governance Committee meeting of the year. The restricted stock units and the underlying shares are issued to our outside directors pursuant to our 2010 Stock Plan.

The table below sets forth information regarding the compensation of our non-employee directors for 2023. Mr. McCormick received no additional compensation for his service as a director and he is therefore not included in the table.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
James L. Janik	$150,000	$110,431	$260,431
James D. Staley(2)	$56,868	-	$56,868
Donald Sturdivant	$92,891	$110,431	$203,323
Kenneth W. Krueger	$90,000	$110,431	$200,431
Margaret Dano	$85,000	$110,431	$195,431
Lisa Rojas Bacus	$80,391	$110,431	$190,823
Joher Akolawala	$76,427	$110,431	$186,858

(1)

Reflects the grant date fair value of restricted stock unit awards as determined pursuant to ASC Topic 718. See Note 14 Stock‑Based Compensation, in the notes to the consolidated financial statements contained in our Annual Report on Form 10‑K for the year ended December 31, 2023. Each outside director received 2,820 restricted stock units.

(2)	Mr. Staley retired from the Board effective upon conclusion of the 2023 annual meeting of stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to our Board that the Compensation Discussion and Analysis be included in our proxy statement for our Annual Meeting.

COMPENSATION COMMITTEE
Lisa R. Bacus (Chair) Joher Akolawala Margaret S. Dano Kenneth W. Krueger Donald W. Sturdivant

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Proposal 2)

Under SEC rules, we are required to hold a non‑binding advisory stockholder vote on a resolution approving the compensation of our named executive officers, which we refer to as a “say on pay” vote. In keeping with the recommendation of our Board and the preference expressed by our stockholders in 2023, we hold a say on pay vote on an annual basis. Accordingly, we are again seeking input from our stockholders in 2024 through this advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative discussion contained in this proxy statement. We expect that our next advisory vote will be held in 2025.

As indicated by the Compensation Discussion and Analysis and accompanying disclosures, executive compensation is an important matter both to us and, we believe, to our stockholders. We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building stockholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities as well as to motivate management to maximize performance while building stockholder value.

As described in greater detail in the Compensation Discussion and Analysis, we compensate our named executive officers through both short term cash programs, including annual salary and an annual incentive plan, and long term incentive programs, reflecting a mix of fixed and variable compensation. Although our compensation program provides for a mix of both short‑ and long‑term compensation and cash and non‑cash compensation, we do not have any specific policy on those allocations. Our compensation philosophy is centered on providing an opportunity for an executive’s total annual compensation to exceed what we believe is the general market level of compensation for similar executive roles. Our business is subject to variability of earnings, which can be in part due to year‑to‑year variations in snowfall. Accordingly, we have designed our compensation program to provide for a competitive annual salary while offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability. This program aligns named executive officer compensation with our variable earnings model and is intended to differentiate us from our competitors when attracting and motivating our executives.

Our Board requests the support of our stockholders for the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, for the reasons we discuss above, our Board unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S‑K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement. Consequently, broker non‑votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution.

As this is an advisory vote, the results of the vote will not be binding on our Board, although our Board and our Compensation Committee value the input of our stockholders and will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices. Our Compensation Committee and our Board will review and consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

APPROVAL OF THE COMPANY’S 2024 STOCK INCENTIVE PLAN
(PROPOSAL 3)

Our Board is asking our stockholders to approve our 2024 Stock Incentive Plan (the “2024 Stock Plan”), which will allow us to continue to grant equity awards to individuals who are key to the success of the Company. At its February, 2024 meeting, our Board unanimously adopted the 2024 Stock Plan, subject to the approval of the 2024 Stock Plan by the stockholders of the Company at the Annual Meeting (the “Effective Date”). A copy of the 2024 Stock Plan is attached to this proxy statement as Appendix A. If our stockholders approve the 2024 Stock Plan, the 2024 Stock Plan will replace the Douglas Dynamics, Inc. 2010 Stock Incentive Plan (the “2010 Stock Plan”), and no additional awards may be granted under the 2010 Stock Plan thereafter. Equity awards outstanding under the 2010 Stock Plan will continue to be subject to the 2010 Stock Plan’s terms.

Subject to adjustment for changes in capitalization and the 2024 Stock Plan’s share counting provisions, as of the Effective Date, the maximum number of shares that may be issued pursuant to awards granted under the 2024 Stock Plan, will be 1,277,660, less one share for every one share subject to an award granted under the 2010 Stock Plan after December 31, 2023 and prior to the Effective Date. The 1,277,660 shares reflects 340,160 shares that remained available for grant under the 2010 Stock Plan as of December 31, 2023, plus 937,500 newly authorized shares.

The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at the Annual Meeting is required for approval of the Company’s 2024 Stock Incentive Plan. If our stockholders approve the 2024 Stock Plan, then it will become effective on April 23, 2024. If our stockholders do not approve the 2024 Stock Plan, then the 2010 Stock Plan will remain in effect in its current form. However, there will be insufficient shares available under the 2010 Stock Plan to make annual awards and to provide grants to new hires in the coming years.

We believe that equity-based compensation is an effective means to promote the future growth and development of the Company because equity awards align the interests of our management team, non-employee directors, and key employees with the interests of our stockholders while also allowing us to attract and retain talented individuals. If our stockholders do not approve the 2024 Stock Plan, then at some time in the future the Compensation Committee may be required to revise its compensation philosophy and devise other programs to attract, retain, and compensate the officers and key employees of the Company, its subsidiaries and affiliates and non-employee directors of the Company.

Key Data

The following table shows certain information about the 2010 Stock Plan (the only equity plan under which we can currently grant equity awards), including outstanding awards, as of December 31, 2023:

Number of shares that were authorized for future grant under the 2010 Stock Plan(1)	340,160
Number of time-based restricted stock units outstanding	183,223
Number of performance-based restricted stock units (at target) outstanding(2)	250,132
Number of stock options outstanding	0
Total outstanding(2)	433,355

(1)	As of Effective Date, the authorization will be reduced by the number of shares granted under the 2010 Stock Plan after December 31, 2023 and prior to the Effective Date.

(2)	Outstanding performance-based restricted stock units are not detailed in the Company’s Form 10-K filing, but are added here for completeness.

In setting and recommending to stockholders the number of additional shares to authorize under the 2024 Stock Plan, our Board considered the historical number of equity awards granted under the 2010 Stock Plan, as well as the company’s three-year average burn rate for the preceding three fiscal years as follows:

		Full-Value	Full-Value		Basic
		Time-Vested	Performance		Weighted
	Stock	Awards	Awards		Average
	Options	Granted	Vested		Common
	Granted	(RSUs)	(PSUs)	Total	Shares	Burn
Fiscal Year	(A)	(B)	(C)	(A):(C)	Outstanding	Rate

2023	0	139,193	16,502	155,695	22,962,591	0.68%
2022	0	88,570	29,399	117,969	22,915,543	0.51%
2021	0	79,827	54,391	134,218	22,954,523	0.58%

3-Year Average						0.59%

An additional metric that may be used to measure the cumulative dilutive impact of our equity program is fully diluted overhang (the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled, and (2) the number of shares available to be granted, divided by the sum of (1) the total number of our shares of common stock outstanding, (2) the number of shares subject to equity awards outstanding but not exercised or settled, and (3) the number of shares available to be granted. Our approximate overhang as of the December 31, 2023 was 3.26% as a percent of fully-diluted shares of common stock outstanding. If the 2024 Stock Plan had been approved on such date, our approximate potential overhang (as a percent of fully-diluted shares of common stock outstanding) as of that date would have increased to 6.93% and then declined over time.

As of March 1, 2024, there were 22,983,965 shares of our common stock outstanding, and our certificate of incorporation authorized up to 200,000,000 shares of common stock. The closing price of our common stock on the NYSE was $24.62 per share on March 1, 2024.

Promotion of Good Corporate Governance Practices

The 2024 Stock Plan provides for the following:

•	stock options and stock appreciation rights may not have a term in excess of ten years and may not be granted at a discount to the fair market value of our common stock on the grant date;
•	no repricing or cash buyouts without stockholder approval;
•	no annual “evergreen” provision that automatically increases the number of shares available for issuance; instead, stockholder approval is required for any increases in the share reserve;
•	no excise tax gross-ups;
•	annual limits on compensation that may be awarded to non-employee directors;
•	no “liberal” share recycling on options or stock appreciation rights; and
•	minimum vesting periods on all equity award types (subject to exceptions noted in the 2024 Stock Plan).

Description of the 2024 Stock Incentive Plan

The following summary of the material terms of the 2024 Stock Plan is qualified in its entirety by reference to the complete statement of the 2024 Stock Plan, which is set forth in Appendix A to this Proxy Statement. Stockholders are encouraged to read the text of the 2024 Stock Plan in its entirety.

Awards. The 2024 Stock Plan will authorize the grant of "non-qualified" stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs") and incentive bonuses to employees, officers, non-employee directors and other service providers to us and our subsidiaries.

Shares reserved. Subject to adjustment for changes in capitalization and the 2024 Stock Plan’s share counting provisions, as of the Effective Date, the maximum number of shares that may be issued pursuant to awards granted under the 2024 Stock Plan will be 1,277,660, less one share for every one share subject to an award granted under the 2010 Stock Plan after December 31, 2023 and prior to the Effective Date. The 1,277,660 shares reflects 340,160 shares that remained available for grant under the 2010 Stock Plan as of December 31, 2023, plus 937,500 newly authorized shares. The aggregate number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options granted under the 2024 Stock Plan may not exceed 1,277,660.

The number of shares issued or reserved pursuant to the 2024 Stock Plan (or pursuant to outstanding awards) is subject to (a) adjustment as a result of dividends, distributions, stock splits or combinations or consolidations of outstanding shares, and (b) equitable adjustment as a result of recapitalizations, reorganizations, split-up, spin-off, combination, repurchase or exchange of shares, mergers, consolidations, reorganizations or other transactions in which our common stock is changed into or exchanged for a different class of securities, in each case so that no dilution or enlargement of the benefits intended to be made available under the 2024 Stock Plan occurs.

If (a) after the Effective Date any shares subject to an award are forfeited, an award expires, is canceled, or an award is settled for cash or is unearned (in each case in whole or in part), or (ii) after December 31, 2023, any shares subject to an award previously granted under the 2010 Stock Plan are forfeited, an award under the 2010 Stock Plan expires, is canceled, or an award under the 2010 Stock Plan is settled for cash or is unearned (in each case in whole or in part), then in each such case the shares subject to such award or award under the 2010 Stock Plan will, to the extent of such forfeiture, expiration, cancellation, cash settlement or unearned amount, be added (or added back, as applicable) to the shares available for awards under the 2024 Stock Plan. In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right or, after December 31, 2023, an award other than an option or stock appreciation right under the 2010 Stock Plan are satisfied by the tendering or other use of shares (either actually or by attestation) or by the withholding of shares by our Company, the shares so tendered, otherwise used or withheld will be added (or added back, as applicable) to the shares available for awards under the 2024 Stock Plan. The following shares will not be added (or added back, as applicable) to the shares authorized and available for awards under the 2024 Stock Plan: shares tendered or otherwise used by the participant or withheld by our Company in payment of the exercise or purchase price of an option (or an option under the 2010 Stock Plan); shares tendered or otherwise used by the participant or withheld by our Company to satisfy any tax withholding obligation with respect to an award of options or stock appreciation rights (or options or stock appreciation rights under the 2010 Stock Plan); shares subject to a stock appreciation right (or a stock appreciation right under the 2010 Stock Plan) that are not issued in connection with its stock settlement on exercise thereof; and shares reacquired by our Company on the open market or otherwise using cash proceeds from the exercise of options (or options under the 2010 Stock Plan)

Eligibility. Any person who is a current or prospective officer or employee of our Company or of any subsidiary will be eligible for selection by the Compensation Committee for the grant of awards under the 2024 Stock Plan. In addition, non-employee directors and any other service providers who have been retained to provide consulting, advisory or other services to us or to any subsidiary may be eligible for the grant of awards under the 2024 Stock Plan as determined by the Nominating and Corporate Governance Committee. Options intended to qualify as incentive stock options may only be granted to employees of our Company or certain subsidiaries, as selected by the Compensation Committee. As of March 1, 2024, we had approximately 1,801 employees and six non-employee directors. As of that date, no other service providers were in the categories of individual who will be eligible to receive awards under the 2024 Stock Plan.

Administration. The 2024 Stock Plan will be administered by the Compensation Committee with respect to awards made to participants other than non-employee directors and by the Nominating and Corporate Governance Committee with respect to non-employee director participants (the applicable Committee, the "Administrator"). Any power of the Administrator may also be exercised by our Board, subject to certain exceptions. The Administrator will be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with such administration. As one of its principal powers, the Administrator will have the discretion to determine the individuals to whom awards may be granted under the 2024 Stock Plan, the amount and timing of such awards, the manner in which such awards will vest and the other conditions applicable to awards. In addition, among other things, the Administrator will be authorized to interpret the 2024 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2024 Stock Plan, to establish and verify the satisfaction of performance criteria applicable to any award, to determine the extent to which adjustments are required under the 2024 Stock Plan, to approve corrections in the documentation or administration of any award, to reduce the exercise price of any options or SARs, or to exchange such awards, in each case subject to any necessary stockholder approval, to waive or amend the post-termination exercise period provisions applicable to any award and to make any other determinations that it deems necessary or desirable for the administration of the 2024 Stock Plan. The Administrator may also make exceptions to the 2024 Stock Plan or accelerate or waive vesting and exercisability conditions in the event it determines in good faith that it is necessary to do so in light of the applicable circumstances. All decisions, determinations and interpretations by the Administrator, and any rules and regulations under the 2024 Stock Plan and the terms and conditions of or operation of any award, will be final and binding on all participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the 2024 Stock Plan or any award.

Options. The Administrator will determine the exercise price, which generally may not be less than the fair market value of the underlying shares on the date of grant, subject to limited exceptions, and other terms for each option and whether the options are non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees and are subject to certain other restrictions. To the extent an option intended to be an incentive stock option does not so qualify, it will be treated as a non-qualified option. A participant may exercise an option by written notice and payment of the exercise price in shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise. In no event may dividends or dividend equivalents be awarded with respect to options.

Stock appreciation rights. The Administrator may grant SARs to eligible participants from time to time. The exercise price per share of a SAR is an amount determined by the Administrator, which generally may not be less than the fair market value of the underlying shares of the date of grant, subject to limited exceptions, and the Administrator will determine the other terms applicable to SARs. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

•	the excess of the fair market value on the exercise date of one share of common stock over the exercise price, multiplied by

•	the number of shares of common stock covered by the SAR.

Payment will be made in common stock or in cash, or partly in common stock and partly in cash, as determined by the Administrator. In no event may dividends or dividend equivalents be awarded with respect to SARs.

Restricted stock and restricted stock units. The Administrator may award restricted common stock and RSUs. Restricted stock awards consist of shares of common stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of cash or common stock to the participant only after specified conditions are satisfied. The Administrator will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions. RSUs that are subject to performance vesting conditions may be designated as performance shares, performance stock units or other similar names. Unless determined otherwise by the Administrator, each RSU will be equal to one share and entitle a participant to either the issuance of shares or payment of an amount of cash determined with reference to the value of shares. To the extent determined by the Administrator, restricted stock and RSUs may be satisfied or settled in shares, cash or a combination thereof.

Unless otherwise determined by the Administrator, participants holding shares of restricted stock may exercise full voting rights with respect to those shares during the period of restriction. Participants will have no voting rights with respect to shares underlying RSUs unless and until such shares are reflected as issued and outstanding shares on the Company's stock ledger.

Participants holding shares of restricted stock will be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Administrator. Shares underlying RSUs will be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

Incentive bonuses. An incentive bonus is an opportunity for a participant to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period set by the Administrator. Payment of the amount due under an incentive bonus may be made in cash or in shares, as determined by the Administrator.

Performance goals. Vesting of awards granted under the 2024 Stock Plan may be subject to the satisfaction of one or more performance goals established by the Administrator. For purposes of the 2024 Stock Plan, performance goals will mean any objective or subjective goals the Administrator establishes with respect to an award. Performance goals may include, but are not limited to, goals that relate to one or more of the following for such period as the Compensation Committee specifies, in all cases before "excluded items" (as defined in the 2024 Stock Plan), except as otherwise determined by the Compensation Committee upon the grant of an award: sales or other revenues; cost of goods sold; gross profit; expenses or expense or cost reductions; income or earnings, including net income, income from operations; income before interest and the provision for income taxes; income before provision for income taxes; margins; working capital or any of its components, including accounts receivable, inventories or accounts payable; assets or productivity of assets; return on stockholders' equity, capital, assets or other financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements; stock price; dividend payments; economic value added, or other measure of profitability that considers the cost of capital employed; cash flow; debt or ratio of debt to equity or other financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements; net increase (decrease) in cash and cash equivalents; customer satisfaction; market share; product quality; new product introductions or launches; sustainability, including energy or materials utilization; business efficiency measures; retail sales; or safety; in each case as determined for us on a consolidated basis, for any one or more of our affiliates, divisions or business units. Performance goals also may include earnings per share on a consolidated basis and total stockholder return. The performance goals may vary from participant to participant, group to group, and period to period.

In addition, the Committee may establish other performance goals not listed in the 2024 Stock Plan.

Minimum vesting period. All equity-based awards granted under the 2024 Stock Plan will have a minimum vesting period of one year from the date of grant, except that the minimum vesting requirement will not apply to: (1) any awards delivered in lieu of fully-vested cash-based awards (or other fully-vested cash awards or payments), (2) any awards to nonemployee directors for which the vesting period runs from the date of one annual meeting of our stockholders to the next annual meeting of our stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting, or (3) awards with respect to up to 5% of the total number of share reserve. The Administrator may, however, accelerate the vesting of any award in connection with or following a participant’s death, disability, retirement, termination of service or the consummation of a change in control in the terms of an award agreement or otherwise.

Director award limits. The 2024 Stock Plan will include a limit of $500,000 on the aggregate grant date value of all awards granted to any individual nonemployee director during a single year (including any cash compensation received by such director during the same year) for service as a nonemployee director.

Transferability. Unless otherwise determined by the Administrator, awards granted under the 2024 Stock Plan will not be transferable other than by will or by the laws of descent and distribution.

Change of control and other corporate transactions. The Administrator may provide, either at the time an award is granted or thereafter, that a change of control (as defined in the 2024 Stock Plan) has such effect as specified by the Administrator, or no effect, as the Administrator in its sole discretion may provide. Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, and in which the outstanding shares are not being converted into or exchanged for different securities, cash or other property, or any combination thereof, the Administrator may substitute, on an equitable basis as the Administrator determines, for each share then subject to an award and the shares subject to the 2024 Stock Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of shares are or will be entitled in respect of each share pursuant to the transaction. In addition, and without affecting the number of shares otherwise reserved or available under the 2024 Stock Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under the 2024 Stock Plan upon such terms and conditions as it may deem appropriate.

Suspension or termination of awards. Except as otherwise provided by the Administrator, if an authorized officer of the Company reasonably believes that a participant may have committed any act constituting Cause for termination of employment, or a violation of any non-competition covenant, the authorized officer, the Administrator or the Board may suspend the participant's rights to exercise any option, to vest in an award, and/or to receive payment for or receive shares in settlement of an award pending a determination of whether such an act has been committed.

Amendment and termination. The 2024 Stock Plan will expire on the tenth anniversary of its most recent approval by our stockholders unless it is terminated earlier by our Board. Our Board will have the authority to amend, alter or discontinue the 2024 Stock Plan in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted, without his or her consent. In addition, stockholder approval is required for any amendment that would increase the maximum number of shares available for awards, reduce the price at which options may be granted, diminish the 2024 Stock Plan’s prohibitions on repricing stock options and SARs, or change the class of eligible participants, and for any amendment that otherwise requires stockholder approval under law or stock exchange listing requirements.

Repricing prohibited. Under the 2024 Stock Plan, except in connection with a corporate transaction involving our Company, we may not, without obtaining stockholder approval: (a) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights, (b) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, or (c) cancel outstanding options or stock appreciation rights with an exercise price above the current price of our common stock in exchange for cash or other securities.

Recoupment. Any awards granted pursuant to the 2024 Stock Plan, and any shares issued or cash paid pursuant to such an award, will be subject to our compensation recovery policy and any other recoupment, clawback or compensation recovery policy that we adopt, or any other recoupment, clawback, compensation recovery or similar requirement otherwise made applicable to us by law, regulation or listing standards, from time to time.

Certain U.S. Federal Tax Implications

Options. The grant of a stock option will create no income tax consequences to us or the participant. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of our common stock at such time over the exercise price. Our Company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Upon the participant's subsequent disposition of the shares of our common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, the fair market value of our common stock on the exercise date.

In general, a participant will recognize no income or gain as a result of exercise of an incentive stock option (except that the alternative minimum tax may apply). Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of our common stock acquired pursuant to the exercise of an incentive stock option and the Company will not be allowed a deduction. If the participant fails to hold the shares of our common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights. The grant of a SAR will create no income tax consequences to us or the participant. Upon the exercise or maturity of a SAR, the participant will recognize ordinary income equal to the amount of cash and the fair market value of any shares received. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If shares are delivered under the SAR, upon the participant's subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares' tax basis, i.e., the fair market value of the shares on the date the participant received the shares.

Restricted Stock Units. The grant of a RSU will create no income tax consequences to us or the participant. Upon the participant's receipt of cash and/or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If units are settled in whole or in part in shares, upon the participant's subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares' tax basis, the fair market value of the shares on the date the participant received the shares.

Restricted Stock. Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of our common stock on the date the restrictions lapse. Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and the Company will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

New Plan Benefits

We currently cannot determine the awards that may be granted under the 2024 Stock Plan in the future to eligible participants. The Administrator will make future awards under the 2024 Stock Plan in its discretion from time to time, and the benefits received will depend on the amounts awarded and the extent to which performance goals set by the Compensation Committee are achieved.

Equity Compensation Plan Information

The following table sets forth information with respect to compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation plans approved by security holders (1):
2010 Stock Incentive Plan (2)	97,131		$—	340,160
Equity compensation plans not approved by security holders:	—		—	—
Total	97,131	$		340,160

(1)	Excludes 300,858 shares of restricted stock previously granted under the 2010 Stock Plan.

(2)

Calculated excluding the 97,131 securities shown as to be issued upon exercise of outstanding options, warrants and rights under the 2010 Stock Plan in column (a), which are subject to performance share unit awards and have no exercise price.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S 2024 STOCK INCENTIVE PLAN.

AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of Messrs. Akolawala, Sturdivant and Krueger and Mses. Dano and Bacus, and is chaired by Mr. Krueger. Each of Messrs. Akolawala, Sturdivant and Krueger and Mses. Dano and Bacus are independent within the meaning of Rule 10A-3 under the Exchange Act and the listing standards of the NYSE. Our management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of The Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. The Audit Committee is responsible for monitoring these processes and is responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, and approving the terms of the independent registered public accounting firm’s services.

The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, which policy was also approved by our Board. The services performed by the independent registered public accounting firm in 2023 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee and approved by our Board. The Audit Committee met with our management and our independent registered public accounting firm four times during 2023.

The Audit Committee has discussed with our independent registered public accounting firm the overall scope and plans for its independent audit. The Audit Committee reviewed and discussed our audited financial statements with management. Our management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Discussions regarding our audited financial statements included the independent registered public accounting firm’s judgments about the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the Commission.

Our independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and the Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE Kenneth Krueger (Chairman) Joher Akolawala Lisa R. Bacus Margaret S. Dano Donald W. Sturdivant

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 4)

Deloitte & Touche LLP served as our independent registered public accounting firm for 2023, and has served as our independent registered public accounting firm since 2017. Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting and will be given the opportunity to make a statement and answer appropriate questions that may be asked by stockholders.

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2024, subject to stockholder ratification at our Annual Meeting.

The Audit Committee Charter does not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our Audit Committee may reconsider whether to retain Deloitte & Touche LLP, but still may retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees billed to us by Deloitte & Touche LLP for the years ended December 31, 2023 and 2022 were as follows:

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte & Touche LLP for the audit of our 2023 annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q in 2023 were $888,000, comprised of audit fees of $848,000 and $40,000 for out-of-pocket expenses incurred in connection with auditing services. The aggregate fees billed by Deloitte & Touche LLP for the audit of our 2022 annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q in 2022 were $820,000, comprised of audit fees of $780,000 and $40,000 for out-of-pocket expenses incurred in connection with auditing services.

Audit-Related Fees

There were no audit-related fees billed by Deloitte & Touche LLP in 2023 or 2022.

Tax Fees

There were no fees billed for tax services by Deloitte & Touche LLP 2023 or 2022.

All Other Fees

There were no other fees billed by Deloitte & Touche LLP for 2023 or 2022.

In its pre-approval review of non-audit services, the Audit Committee considers, among other things, the possible impact of the performance of such services by Deloitte & Touche LLP to determine whether the provision of such services would be compatible with maintaining Deloitte & Touche LLP’s independence. There were no non-audit services performed by Deloitte & Touche LLP in the fiscal year ended December 31, 2023.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

STOCKHOLDER PROPOSALS

A stockholder who intends to present a proposal for action at our 2025 annual meeting and who desires that such proposal be included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit the proposal to us at our corporate offices, directed to the attention of the Corporate Secretary, no later than November 22, 2024. A stockholder who otherwise intends to present business, other than a stockholder proposal pursuant to Rule 14a-8, or to nominate a director at our 2025 annual meeting of stockholders must comply with the requirements set forth in our Bylaws. Under our Bylaws, we must receive written notice of a stockholder’s intent to present business, other than pursuant to Rule 14a-8, or to nominate a director at our 2025 annual meeting no later than January 23, 2025 and no earlier than December 24, 2024 and the notice must contain the information specified in our Bylaws. If the notice is received outside of that time frame, then we are not required to permit the business or the nomination to be presented at the 2025 annual meeting. Nevertheless, if the Board chooses to present such proposal at the 2025 annual meeting, then the persons named in proxies solicited by the Board for the 2025 annual meeting may exercise discretionary voting power with respect to such proposal. Any stockholder who wishes to take such action should obtain a copy of our Bylaws and may do so by written request addressed to our Corporate Secretary at our principal executive offices. In addition to satisfying the requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Securities Exchange Act of 1934.

COST OF PROXY SOLICITATION

We will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of our Board. In addition to using the mail services, our officers and other regular employees, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. We will reimburse brokers, nominees and custodians who hold our common stock in their names and who solicit proxies from the beneficial owners for out-of-pocket and reasonable clerical expenses.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file with the SEC and with the NYSE reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of such reports furnished to us or written representations that no other reports were required, we believe that, during 2023, our directors and named executive officers complied with all applicable Section 16(a) filing requirements, except that a Form 4 on behalf of Jon J. Sisulak was filed late on February 7, 2024 due to an administrative error.

OTHER MATTERS

Pursuant to the rules of the SEC, services that deliver our communications to our stockholders through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and this proxy statement. Upon written or oral request, we will promptly deliver a separate copy of our annual report to stockholders and/or this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders sharing an address may also request delivery of a single copy of our annual report and/or proxy statement if they are currently receiving multiple copies of such documents. Stockholders may notify us of their requests in writing and addressed to Investor Relations, Douglas Dynamics, Inc., 11270 West Park Place, Milwaukee, WI 53224, or via telephone at (414) 354-2310.

ANNUAL REPORT

We are mailing our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2023, with this proxy statement, although the Annual Report is not a part of this proxy statement or a part of the proxy soliciting material.

By order of our Board of Directors, Douglas Dynamics, Inc. Sarah C. Lauber Executive Vice President, Chief Financial Officer and Secretary

Milwaukee, Wisconsin

March 22, 2024

We will furnish to any stockholder, without charge, a copy of our 2023 Annual Report on Form 10-K (without exhibits). Requests for our Form 10-K can be made in writing and addressed to Investor Relations, Douglas Dynamics, Inc., 11270 West Park Place, Milwaukee, WI 53224, or via telephone at (414) 354-2310. The Form 10-K can also be viewed or requested on our website (www.douglasdynamics.com).

APPENDIX A
DOUGLAS DYNAMICS, INC. 2024 STOCK INCENTIVE PLAN

DOUGLAS DYNAMICS, INC.
2024 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of the Douglas Dynamics, Inc. 2024 Stock Incentive Plan (the “Plan”) is to advance the interests of Douglas Dynamics, Inc. (the “Company”) by stimulating the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The Plan provides for the potential grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator. Following the Effective Date, no additional awards shall be granted under the Company’s Amended and Restated 2010 Stock Incentive Plan (the “Prior Plan”).

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)    “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b)    “Affiliates” shall have the meaning ascribed in Rule 12b-2 promulgated under the Exchange Act.

(c)    "Applicable Exchange” means the New York Stock Exchange or such other exchange or automated trading system on which the Shares are principally traded at the applicable time.

(d)    “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(e)    “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(f)    “Beneficial Owner,” “Beneficial Ownership” and “Beneficially Owned” shall have the meaning ascribed in Rule 13d-3 under the Exchange Act.

(g)    “Board” means the Board of Directors of the Company.

(h)    “Cause” means (unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement):

(1)    conviction or indictment of an individual or the entering of a plea of nolo contendere by the individual with respect to any felony, crime involving fraud or misrepresentation, or any other crime (whether or not such felony or crime is connected with his or her employment or service) the effect of which in the judgment of the Board is likely to affect, materially and adversely, the Company and/or any Company Affiliate;

(2)    gross misconduct in connection with the performance of the individual’s duties;

(3)    demonstration of habitual negligence in the performance of the individual’s duties; or

(4)    fraud or dishonesty in connection with an individual’s employment or service, or theft, misappropriation or embezzlement of the Company’s and/or any Company Affiliate’s funds or other property.

(i)    “Change of Control” means (unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement) the occurrence of one or more of the following, whether accomplished directly or indirectly, or in one or a series of related transactions:

(1)    Any Person becomes the Beneficial Owner, directly or indirectly, of voting securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(2)    During any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened tender offer, solicitation of proxies or consents by or on behalf of a Person other than the Board) whose appointment, election, or nomination for election was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(3)    A reorganization, merger, consolidation, recapitalization, tender offer, exchange offer or other extraordinary transaction involving the Company (a “Fundamental Transaction”) becomes effective or is consummated, unless at least 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity (“Parent”) which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (“Resulting Entity”) are, or are to be, Beneficially Owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such Fundamental Transaction in substantially the same proportions as their Beneficial Ownership, immediately prior to such Fundamental Transaction, of the outstanding voting securities of the Company;

(4)    A sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of the Company’s business and/or assets (an “Asset Sale”) to an unrelated third party (the “Transferee Entity”) is consummated.

(j)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(k)    “Common Stock” means the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(l)    “Company” means Douglas Dynamics, Inc., a Delaware corporation, and its successors. For purposes of this definition of Corporation, after the consummation of a Fundamental Transaction or an Asset Sale, the term “successor” shall include, without limitation, the Resulting Entity or Transferee Entity, respectively.

(m)    “Company Affiliate” means any person or entity that is a subsidiary of, or controlled directly or indirectly by, Douglas Dynamics, Inc. For the purposes of this definition, “control” means the power to direct the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(n)    “Disability,” unless otherwise defined in a Participant’s employment agreement with the Company (if any), means an individual’s absence from, or material inability to perform his or her usual duties or any comparable duties for, the Company on a full-time basis for 90 consecutive business days or 120 business days in any period of 180 business days as a result of mental or physical illness or injury that is total and permanent, as reasonably determined by the Administrator and that is not susceptible to reasonable accommodation.

(o)    “Effective Date” has the meaning set forth in Section 4.

(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(q)    “Fair Market Value” means, as of any given date, the closing sale price on such date during normal trading hours or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred; provided that, to the extent determined by the Administrator, Fair Market Value may instead mean, per Share on a particular date, a price that is based on the opening, closing, actual, high or low sale price, or the arithmetic mean of selling prices of, a Share, on the Applicable Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or the arithmetic mean of selling prices on all trading days over a specified averaging period weighted by volume of trading on each trading day in the period that is within 30 days before or 30 days after the applicable date, as determined by the Administrator in its discretion; provided further that, if an arithmetic mean of prices is used to set an exercise price or a grant or base price for an Option or a Stock Appreciation Right, the commitment to grant the applicable Award based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with Treasury Regulation 1.409A-1(b)(5)(iv)(A). The Administrator shall have the authority to prescribe the method of determining Fair Market Value with respect to an Award and such method may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, payout of, or other event relating to, an Award. If the Shares are not traded on an established stock exchange, the Administrator shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, but based on objective criteria.

(r)    “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such Performance Goal(s) as are specified in the Award Agreement.

(s)    “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(t)    “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(u)    “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(v)    “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(w)    “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(x)    “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Performance Goal established pursuant to Section 13.

(y)    “Performance Goal” means any objective or subjective goals the Administrator establishes with respect to an Award. Performance Goals may include, but are not limited to, goals that relate to one or more of the following with respect to the Company or any one or more of its Subsidiaries or Affiliates or its or their respective business units, in all cases before Excluded Items except as otherwise determined by the Administrator upon the grant of an Award: sales or other revenues; cost of goods sold; gross profit; expenses or expense or cost reductions; income or earnings, including net income, income from operations; income before interest and the provision for income taxes; income before provision for income taxes; margins; working capital or any of its components, including accounts receivable, inventories or accounts payable; assets or productivity of assets; return on stockholders’ equity, capital, assets or other financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements; stock price; dividend payments; economic value added, or other measure of profitability that considers the cost of capital employed; cash flow; debt or ratio of debt to equity or other financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements; net increase (decrease) in cash and cash equivalents; customer satisfaction; market share; product quality; new product introductions or launches; sustainability, including energy or materials utilization; business efficiency measures; retail sales; safety; or any combination of the foregoing. Performance Goals also may include earnings per share on a consolidated basis and total stockholder return. Unless otherwise determined by the Administrator at the time of grant, as to each Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles to the extent applicable, but will exclude the effects of the following: (i) charges for reorganizing and restructuring, (ii) discontinued operations, (iii) asset write-downs, (iv) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (v) changes in tax or accounting principles, regulations or laws, (vi) extraordinary, unusual, transition, one-time and/or non-recurring expenses, revenues or other items of gain or loss, (vii) changes in interest expenses as a result of modified debt structures and (viii) mergers, acquisitions or dispositions, that, in case of each of the foregoing, the Company identifies in its publicly filed periodic or current reports, its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s annual report. The Administrator may also provide for other adjustments to Performance Goals in the Award agreement or plan document evidencing any Award. In addition, the Administrator may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (i) litigation, claims, judgments or settlements; (ii) the effects of changes in other laws or regulations affecting reported results; and (iii) accruals of any amounts for payment under this Plan or any other compensation arrangements maintained by the Company. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers, averages and/or percentages) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). In addition, the Administrator may establish other Performance Goals and provide for other exclusions or adjustments not listed in this Plan.

(z)    “Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity and a “person” as that term is used under Section 13(d) or 14 (d) of the Exchange Act.

(aa)    “Plan” means the Douglas Dynamics, Inc. 2024 Stock Incentive Plan as set forth herein and as amended from time to time.

(bb)    “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(cc)    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(dd)    “Share” means a share of the Common Stock, subject to adjustment as provided in Section 12.

(ee)    “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(ff)    “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company where each of the entities in the unbroken chain other than the last entity owns stock or other equity possessing at least 50 percent or more of the total combined voting power of all classes of stock or other equity in one of the other entities in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(gg)    “Termination of Employment” means ceasing to serve as an employee of the Company or any Subsidiary or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company or any Subsidiary, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(c), that an approved leave of absence or approved employment on a less than full-time basis shall be considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company or any Subsidiary for purposes of any affected Participant’s Awards, and the Administrator’s decision shall be final and binding.

3.	Eligibility

Any person who is a current or prospective officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any corporate Subsidiary within the meaning of the Code, as selected by the Administrator.

4.	Effective Date and Termination of Plan

This Plan was originally adopted by the Board on February 14, 2024, subject to approval by the Company’s stockholders, and approved by the Company’s stockholders on April 23, 2024 (the “Effective Date”). The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the most recent date on which it has been approved by the Company’s stockholders. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.	Shares Subject to the Plan and to Awards

(a)    Aggregate Limits. Subject to adjustment as provided in Section 12 and the Share counting provisions below, as of the Effective Date, the maximum number of Shares that may be issued pursuant to Awards granted under the Plan, other than substitute Awards, shall be 1,277,660, less one Share for every one Share subject to an Award granted under the Prior Plan after December 31, 2023 and prior to the Effective Date.1 The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 1,277,660 which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. Following the Effective Date, no additional awards shall be granted under the Prior Plan.

(b)    Adjustment; Character of Shares. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(c)    Issuance of Shares. If (i) after the Effective Date any Shares subject to an Award are forfeited, an Award expires, is canceled, or an Award is settled for cash or is unearned (in each case in whole or in part), or (ii) after December 31, 2023, any Shares subject to an award previously granted under the Prior Plan are forfeited, an award under the Prior Plan expires, is canceled, or an award under the Prior Plan is settled for cash or is unearned (in each case in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration, cancellation, cash settlement or unearned amount, be added (or added back, as applicable) to the Shares available for Awards under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after December 31, 2023, an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering or other use of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered, otherwise used or withheld shall be added (or added back, as applicable) to the Shares available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added (or added back, as applicable) to the Shares authorized and available for Awards under Section 5(a): Shares tendered or otherwise used by the Participant or withheld by the Company in payment of the exercise or purchase price of an Option or an option under the Prior Plan; Shares tendered or otherwise used by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award of Options or Stock Appreciation Rights or options or stock appreciation rights under the Prior Plan; Shares subject to a Stock Appreciation Right or a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof; and Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options under the Prior Plan.

1 The 1,277,660 Shares reflects 340,160 Shares that remained available for grant under the Prior Plan as of December 31, 2023, plus 937,500 newly authorized Shares.

(d)    Director Award Limitation. In no event shall the aggregate grant date value (determined in accordance with generally accepted accounting principles) of all Awards granted to any individual Nonemployee Director during a fiscal year of the Company, when added to any cash compensation received by such Nonemployee Director in the same fiscal year, in each case for service as a Nonemployee Director, exceed $500,000.

6.    Options

(a)    Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to an Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below. In no event may dividends or dividend equivalents be awarded with respect to Options, Stock Appreciation Rights or any other stock-based award that is not a grant of Restricted Stock or Restricted Stock Units.

(b)    Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant unless such Option is compliant with or otherwise exempt from Section 409A of the Code; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.

(c)    Provisions Applicable to Options. Subject to Section 10(a), the date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant.

(d)    Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110% of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any Subsidiary. Notwithstanding anything in this Section 6 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (2) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code). If the requirements for an Option to qualify for incentive stock option tax treatment are changed, this Section 6(d) shall be deemed to be automatically amended to reflect such requirements.

(e)    Effect of Termination of Employment. Unless an Option earlier expires upon the expiration date established pursuant to Section 6(c), upon a Termination of Employment (i) any portion of the Option that is not exercisable at the time of such Termination of Employment shall be forfeited and canceled as of the date of such Termination of Employment and (ii) a Participant’s (or his or her Beneficiary’s) rights to exercise any portion of the Option that is exercisable at the time of such Termination of Employment shall be only as follows, in each case, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement:

(1)    Death. If a Participant incurs a Termination of Employment by reason of death, any Option held by such Participant, to the extent then exercisable, may thereafter be exercised by the Participant’s Beneficiary for a period of one hundred eighty days from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(2)    Disability. If a Participant incurs a Termination of Employment by reason of Disability, any Option held by such Participant, to the extent then exercisable, may thereafter be exercised by the Participant for a period of one hundred eighty days from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

(3)    Cause. If a Participant incurs a Termination of Employment by reason of a termination by the Company for Cause, the entire Option, whether or not then exercisable, shall be immediately forfeited and canceled as of the date of such Termination of Employment.

(f)    Termination for Reasons other than Death, Disability or Cause. If a Participant incurs a Termination of Employment for any reason other than death, Disability or for Cause, any Option held by such Participant, to the extent then exercisable, may thereafter be exercised by the Participant for a period of ninety days from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

7.	Stock Appreciation Rights

Stock Appreciation Rights may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. All SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 except as may otherwise be determined by the Administrator. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. In no event may dividends or dividend equivalents be awarded with respect to Options, Stock Appreciation Rights or any other stock-based award that is not a grant of Restricted Stock or Restricted Stock Units.

8.	Restricted Stock and Restricted Stock Units

(a)    Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b)    Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the Performance Goal(s), if any, and level of achievement versus the Performance Goal(s) that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. For the avoidance of doubt, Restricted Stock Units that are subject to Performance Goals may be designated as performance shares, performance stock units or other similar names. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c)    Vesting and Performance Goals. Subject to Section 10(a), the grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Performance Goals.

(d)    Discretionary Adjustments and Limits. Notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e)    Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f)    Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

(g)    Effect of Termination of Employment. Upon a Participant’s Termination of Employment for any reason (including by reason of death or Disability), any then unvested Restricted Stock or Restricted Stock Units held by the Participant shall be forfeited and canceled as of the date of such Termination of Employment, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement.

9.	Incentive Bonuses

(a)    General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more Performance Goal(s) established for a performance period established by the Administrator.

(b)    Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the Performance Goal(s) and level of achievement versus the Performance Goal(s)that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan (including Section 10(a), if applicable) as may be determined from time to time by the Administrator.

(c)    Performance Goals. The Administrator shall establish the Performance Goal(s) and level of achievement versus the Performance Goal(s) that shall determine the target and maximum amount payable under an Incentive Bonus.

(d)    Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e)    Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(f)    Subplans. Incentive Bonuses payable hereunder may be pursuant to one or more subplans.

(g)    Effect of Termination of Employment. Upon a Participant’s Termination of Employment for any reason (including by reason of death or Disability), the Participant shall receive payment in respect of any Incentive Bonuses only to the extent specified by the Administrator, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement. Payments in respect of any such Incentive Bonuses shall be made at the time specified by the Administrator and set forth in the Award Agreement.

10.	Minimum Vesting Period; Deferral of Gains

(a)     Minimum Vesting Period. Notwithstanding any other provision of the Plan to the contrary, all equity-based Awards granted under the Plan shall have a minimum vesting period of one year from the date of grant, provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this Section 10(a) shall not apply to: (i) any Awards delivered in lieu of fully-vested cash-based Awards under the Plan (or other fully-vested cash awards or payments), (ii) any Awards to Nonemployee Directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting, or (iii) Awards with respect to up to 5% of the total number of Shares reserved pursuant to Section 5(a). Nothing in this Section 10(a) precludes the Administrator from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, retirement, termination of service or the consummation of a Change in Control in the terms of an Award Agreement or otherwise.

(b)    Deferral of Gains. The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11.	Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.	Adjustment of and Changes in the Stock; Certain Transactions

(a)    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property, but excluding regular, quarterly and other periodic cash dividends), stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, the authorization limits under Section 5(a) shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefore. In the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under Section 5(a) shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award. Action by the Administrator pursuant to this Section 12(a) may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Administrator determines to be equitable. No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12(a) of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(b)    Unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change of Control, the Administrator may provide for the acceleration of the vesting and, if applicable, exercisability of any outstanding Award, or portion thereof, or the lapsing of any conditions of restrictions on or the time for payment in respect of any outstanding Award, or portion thereof upon termination of the Participant’s employment following a Change of Control. In addition, unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change of Control, the Administrator may provide that any or all of the following shall occur in connection with a Change of Control: (i) the substitution for the Shares subject to any outstanding Award, or portion thereof, stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, in which event the aggregate purchase or exercise price, if any, of such Award, or portion thereof, shall remain the same, (ii) the conversion of any outstanding Award, or portion thereof, into a right to receive cash or other property upon or following the consummation of the Change of Control in an amount equal to the value of the consideration to be received by holders of Common Shares in connection with such transaction for one Share, less the per share purchase or exercise price of such Award, if any, multiplied by the number of Shares subject to such Award, or a portion thereof, (iii) acceleration of the vesting (and, as applicable, the exercisability) of any and/or all outstanding Awards, and/or (iv) the cancellation of any outstanding and unexercised Awards upon or following the consummation of the Change of Control. Any actions or determinations of the Administrator pursuant to this Section 12(b) may, but need not be uniform as to all outstanding Awards, and the Administrator may, but need not treat all holders of outstanding Awards identically. Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Shares are not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Shares are or will be entitled in respect of each Share pursuant to the transaction. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

13.	Performance-Based Compensation

The Administrator may establish Performance Goals and level of achievement versus such Performance Goals that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award. Notwithstanding satisfaction of any Performance Goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

14.	Transferability

No Award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment, performance or service shall continue to be determined with reference to the Grantee’s employment, performance or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession. Any attempted sale, transfer, pledge, assignment, alienation or hypothecation of an Award by a Participant in violation of this Section 14 shall result in forfeiture of such Award.

15.	Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed any act constituting Cause for termination of employment, or a violation of any non-competition covenant, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether such an act has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed any act constituting Cause for termination of employment or a violation of any non-competition covenant, then except as otherwise provided by the Administrator, (a) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (b) the Participant will forfeit all outstanding Awards and (c) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator.

16.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Award is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17.	Taxes

(a)    Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may satisfy such obligation by:

(1)    If cash is payable under an Award, deducting (or requiring an Affiliate to deduct) from such cash payment the amount needed to satisfy such obligation;

(2)    If Shares are issuable under an Award, then to the extent previously approved by the Administrator (which approval may be set forth in an Award agreement or in administrative rules), and subject to such procedures as the Administrator may specify, (A) withholding Shares having a Fair Market Value equal to such obligations; or (B) allowing the Participant to elect to (i) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld under this clause (2) may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires; or

(3)    Deducting (or requiring an Affiliate to deduct) the amount needed to satisfy such obligation from any wages or other payments owed to the Participant, requiring such Participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the amount needed to satisfy such obligation.

(b)    No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant or any other person with an interest in an Award that (i) any Award intended to be exempt from Section 409A of the Code shall be so exempt, (ii) any Award intended to comply with Section 409A of the Code or Section 422 of the Code shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

(c)    Application of Limits on Payments. Except to the extent the Participant has in effect an employment or similar agreement with the Company or any Affiliate or is subject to a policy that provides for a more favorable result to the Participant upon a Change of Control, in the event that the Company’s legal counsel determine that any payment, benefit or transfer by the Company under this Plan or any other plan, agreement, or arrangement to or for the benefit of the Participant (in the aggregate, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Section 4999 of the Code but for this subsection (c), then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (i) or (ii) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that (ii) results in a greater after-tax benefit to the Participants, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

18.	Administration of the Plan

(a)    Administrator of the Plan. The Plan shall be administered by the Administrator who except with respect to Awards made to non-employee directors shall be the Compensation Committee of the Board, and who with respect to Awards made to non-employee directors shall be the Nominating and Corporate Governance Committee of the Board, or in the absence of one or both of these committees, as applicable, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Administrator may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Administrator. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Administrator hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b)    Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of Performance Goal(s), the occurrence of certain events (including a Change of Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of the applicable circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; (ix) subject to any stockholder approval required in accordance with Section 19, to reduce the exercise price of any Option or Stock Appreciation Right to the Fair Market Value of the Shares at the time of the reduction if the Fair Market Value of the Shares covered by that Option or Stock Appreciation Right has declined since the date it was granted, either directly or through cancellation and regrant of the Option or Stock Appreciation Right; (x) subject to any stockholder approval required in accordance with Section 19, to exchange Options and Stock Appreciation Rights for other Awards; (xi) to cause the Company to purchase outstanding Options and Stock Appreciation Rights for cash or other consideration; (xii) to require or permit Participant elections and/or consents under this Plan to be made by means of such electronic media as the Administrator may prescribe; and (xiii) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or a Company Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Administrator, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of the applicable circumstances.

(c)    Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d)    Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

19.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a)    increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)    reduce the price at which Options may be granted below the price provided for in Section 6(b) or diminish the protections afforded by the final paragraph of this Section 19;

(c)    change the class of persons eligible to be Participants; or

(d)    otherwise amend the Plan in any manner requiring stockholder approval by law or under stock exchange listing requirements.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Notwithstanding anything in the Plan to the contrary, and except for the adjustments provided for in Section 12, neither the Administrator nor any other person may (1) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise or grant price of such outstanding Options or Stock Appreciation Rights; (2) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise or grant price that is less than the exercise or grant price of the original Options or Stock Appreciation Rights; or (3) cancel outstanding Options or Stock Appreciation Rights with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities.

20.	No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

22.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

23.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

24.	Section 409A of the Code

It is intended that any Incentive and Nonqualified Stock Options, Stock Appreciation Rights, and Restricted Stock issued pursuant to this Plan and any Award Agreement shall not constitute “Deferrals of Compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A of the Code. It is further intended that any Restricted Stock Units and Incentive Bonuses issued pursuant to this Plan and any Award Agreement (which may or may not constitute “deferrals of compensation,” depending on the terms of each Award) shall avoid any “plan failures” within the meaning of Section 409A(a)(1) of the Code. The Plan is to be interpreted and administered in a manner consistent with these intentions.

25.	Required Delay in Payment on Account of a Separation from Service

Notwithstanding any other provision in this Plan or any Award Agreement, if any Award recipient is a “specified employee,” as defined in Treasury Regulations section 1.409A‑1(i), as of the date of his or her “Separation from Service” (as defined in authoritative IRS guidance under Section 409A of the Code), then, to the extent required by Treasury Regulations section 1.409A‑3(i)(2), any payment made to the Award recipient on account of his or her Separation from Service shall not be made before a date that is six months after the date of his or her Separation from Service. The Administrator may elect any of the methods of applying this rule that are permitted under Treasury Regulations section 1.409A‑3(i)(2)(ii).

26.	Recoupment

Any Awards granted pursuant to this Plan, and any Shares issued or cash paid pursuant to such an Award, shall be subject to the Company’s Compensation Recovery Policy and any other recoupment, clawback or compensation recovery policy that is adopted by, or any recoupment, clawback, compensation recovery or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

VOTE

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000000000.000000 ext 000000000.000000 ext
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ENDORSEMENT_LINE______________ SACKPACK_____________

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MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2024 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR both of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Kenneth W. Krueger	☐	☐	02 - Lisa R. Bacus	☐	☐

	For	Against	Abstain
2. Advisory vote (non-binding) to approve the compensation of the Company's named executive officers.	☐	☐	☐
3. Approval of the Company's 2024 Stock Incentive Plan.	☐	☐	☐
4. The ratification of the appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 6 0 3 5 1 6

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03YJ2B

2024 Annual Meeting Admission Ticket
2024 Annual Meeting of Douglas Dynamics, Inc. Stockholders

April 23, 2024, 10:00 am CT
One Park Plaza
11270 West Park Place, Milwaukee, WI 53224

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Douglas Dynamics, Inc.

Notice of 2024 Annual Meeting of Stockholders
One Park Plaza, 11270 West Park Place, Milwaukee, WI 53224
Proxy Solicited by Board of Directors for Annual Meeting — April 23, 2024

The undersigned hereby appoints Robert L. McCormick and Sarah C. Lauber, and either of them, each with the power of substitution, as proxies for the undersigned to attend the Annual Meeting of Stockholders of Douglas Dynamics, Inc. ("the Company") to be held on April 23, 2024 at 10:00 a.m. central time and any adjournments or postponements thereof and to vote all shares of the common stock of the Company that the undersigned is entitled to vote upon each of the matters referenced in the Proxy Statement for the Annual Meeting as designated on the reverse side, and, at their discretion, upon such other matters as may properly come before the Annual Meeting.

If you own shares of the Company's common stock through the Douglas Dynamics, L.L.C. 401(k) Plan, your vote will provide voting instructions to the trustee(s) of the plan. If no instructions are given, the trustee(s) will vote your shares as described in the Proxy Statement.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2024 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR both of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold
01 - Kenneth W. Krueger	☐	☐
02 - Lisa R. Bacus	☐	☐

	For	Against	Abstain
2. Advisory vote (non-binding) to approve the compensation of the Company's named executive officers.	☐	☐	☐
3. Approval of the Company's 2024 Stock Incentive Plan.	☐	☐	☐
4. The ratification of the appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 6 0 3 5 1 6

03YJ4A

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Douglas Dynamics, Inc.

Notice of 2024 Annual Meeting of Stockholders
One Park Plaza, 11270 West Park Place, Milwaukee, WI 53224
Proxy Solicited by Board of Directors for Annual Meeting — April 23, 2024

The undersigned hereby appoints Robert L. McCormick and Sarah C. Lauber, and either of them, each with the power of substitution, as proxies for the undersigned to attend the Annual Meeting of Stockholders of Douglas Dynamics, Inc. ("the Company") to be held on April 23, 2024 at 10:00 a.m. central time and any adjournments or postponements thereof and to vote all shares of the common stock of the Company that the undersigned is entitled to vote upon each of the matters referenced in the Proxy Statement for the Annual Meeting as designated on the reverse side, and, at their discretion, upon such other matters as may properly come before the Annual Meeting.

If you own shares of the Company's common stock through the Douglas Dynamics, L.L.C. 401(k) Plan, your vote will provide voting instructions to the trustee(s) of the plan. If no instructions are given, the trustee(s) will vote your shares as described in the Proxy Statement.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.